UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RALPH LAUREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO

THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

OF

RALPH LAUREN CORPORATION

Purpose of the Meeting

The 2014 Annual Meeting of Stockholders of Ralph Lauren Corporation, a Delaware corporation, will be held at the St. Regis Hotel, 20th Floor, 2 East 55th Street, New York, New York, on Thursday, August 7, 2014, at 9:30 a.m., local time, for the following purposes:

1.	To elect twelve directors to serve until the 2015 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2015;

3.	To approve, on an advisory basis, the compensation of our named executive officers and our compensation philosophy, policies and practices as described herein;

4.	To consider a shareholder proposal, if properly presented at the 2014 Annual Meeting of Stockholders; and

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on June 9, 2014 are entitled to notice of, and to vote at, the 2014 Annual Meeting of Stockholders and any adjournments or postponements thereof. We will be using the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about June 26, 2014, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a full printed set of the proxy materials.

Who May Attend

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you are a stockholder whose shares are registered in your name, please bring photo identification. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend the meeting, please bring photo identification and a letter from your bank or broker that confirms that you are the beneficial owner of those shares or a copy of your account statement reflecting your ownership as of June 9, 2014.

Notice Regarding the Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission, the Proxy Statement, Annual Report on Form 10-K for the fiscal year ending March 29, 2014 and Notice of Annual Meeting are available at: http://investor.ralphlauren.com.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed proxy card or voting by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. In the event that a stockholder decides to attend the meeting, it, he or she may, if so desired, revoke the proxy by voting the shares in person at the meeting.

By Order of the Board of Directors

AVERY S. FISCHER

Senior Vice President, General Counsel and Secretary

New York, New York

June 26, 2014

PROXY STATEMENT TABLE OF CONTENTS

i

ii

iii

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

General Information Regarding the Annual Meeting of

Stockholders and Proxy Materials

This Proxy Statement is furnished to the stockholders of Ralph Lauren Corporation, a Delaware corporation, in connection with the solicitation by its Board of Directors (the “Board”) of proxies for its 2014 Annual Meeting of Stockholders to be held at the St. Regis Hotel, 20th Floor, 2 East 55th Street, New York, New York on Thursday, August 7, 2014, at 9:30 a.m., local time, and at any adjournments or postponements thereof.

This Proxy Statement, the Annual Report on Form 10-K (“Annual Report on Form 10-K”) for the fiscal year ending March 29, 2014 and the Notice of Annual Meeting will be made available to our stockholders on our website, http://investor.ralphlauren.com, on or about June 26, 2014. In this Proxy Statement, we refer to Ralph Lauren Corporation as the “Company, “we” or “us.” A proxy delivered pursuant to this solicitation may be revoked by the person executing the proxy at any time before it is voted by giving written notice to our Secretary, by delivering a later dated proxy, or by voting in person at the Annual Meeting of Stockholders. The address of our principal executive offices is 650 Madison Avenue, New York, New York 10022.

Our fiscal year ends on the Saturday closest to March 31. All references to “Fiscal 2015” represent the fiscal year ending March 28, 2015. All references to “Fiscal 2014” represent the fiscal year ended March 29, 2014. All references to “Fiscal 2013” represent the fiscal year ended March 30, 2013. All references to “Fiscal 2012” represent the fiscal year ended March 31, 2012. All references to “Fiscal 2011” represent the 52-week fiscal year ended April 2, 2011. All references to “Fiscal 2010” represent the fiscal year ended April 3, 2010.

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

You received these proxy materials because you were a stockholder of Ralph Lauren Corporation on June 9, 2014, the record date for the Annual Meeting of Stockholders (the “Record Date”). At the Annual Meeting of Stockholders, stockholders will be asked to vote on several items of business. Since it is not practical or convenient for all stockholders to attend the meeting in person, our Board is seeking your proxy to vote on these matters.

What is the “Notice and Access” model and why did the Company elect to use it?

We are making the proxy materials available to stockholders on the Internet under the Securities and Exchange Commission’s Notice and Access model. On or about June 26, 2014, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) in lieu of mailing a full printed set of the proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on our website, http://investor.ralphlauren.com, on or about June 26, 2014. The Notice of Internet Availability includes instructions for accessing the proxy materials and voting by telephone or on the Internet. You will also find instructions for requesting a full printed set of the proxy materials in the Notice of Internet Availability.

We believe the electronic method of delivery under the Notice of Internet Availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice of Internet Availability but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for requesting such materials.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions for viewing our proxy materials for the Annual Meeting of Stockholders on the Internet and requesting that we send proxy materials to you by email. The proxy materials are also available on our website at http://investor.ralphlauren.com.

Who is entitled to vote?

Only holders of record of shares of our Class A Common Stock and Class B Common Stock (together, the “Common Stock”) at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and adjournments or postponements thereof. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting of Stockholders.

On June 9, 2014, there were 61,539,206 outstanding shares of Class A Common Stock and 26,881,276 outstanding shares of Class B Common Stock. Except for the election of directors, the Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for the consideration of our stockholders. The Class A Common Stock is publicly traded on the New York Stock Exchange (“NYSE”) under the symbol “RL”; the Class B Common Stock is owned by Ralph Lauren and entities owned by, or established for the benefit of, Mr. Lauren, or members of his family. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”?

If you hold shares of Ralph Lauren Corporation directly in your name with our transfer agent, Computershare, you are a “stockholder of record” or “registered stockholder.” The Notice of Internet Availability has been sent directly to you by the Company or by our representative.

If you own your shares indirectly through a broker, bank or other financial institution, your shares are said to be held in “street name.” Technically, your bank or broker will vote those shares. In this case, the Notice of Internet Availability has been forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of Ralph Lauren Corporation and then submits those votes to us.

What are broker discretionary voting and broker non-votes?

For shares held in “street name,” when a broker or bank does not receive voting instructions from its customers, the question arises whether the broker or bank nonetheless has the discretion to vote those shares.

For routine matters, the NYSE gives brokers and banks the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), (Proposal 2) is a matter considered routine by the NYSE.

For non-routine matters, the NYSE prohibits brokers and banks from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the bank or broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) and consideration of a shareholder proposal (Proposal 4) are matters considered non-routine by the NYSE. As a result, on each of these items, if you hold your shares in street name, your shares will be voted only if you give instructions to your bank or broker.

What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?

Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. You have the right to vote “FOR” or “AGAINST” each of the other proposals, or to “ABSTAIN” from voting. The following table summarizes each proposal, the Board’s recommendation, the affirmative vote required for approval and whether broker discretionary voting is allowed.

Proposal Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed
1

Election of Directors

Four directors (the “Class A Directors”) will be elected by a plurality vote of the shares of Class A Common Stock present in person or by proxy at the 2014 Annual Meeting of Stockholders and eligible to vote.

Eight directors (the “Class B Directors”) will be elected by a plurality vote of the shares of Class B Common Stock present in person or by proxy at the 2014 Annual Meeting of Stockholders and eligible to vote.

		FOR each nominee FOR each nominee	Plurality vote Plurality vote	No No
2	Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 28, 2015.	FOR	Majority of votes cast	Yes
3	Approval, on an advisory basis, of the compensation of our named executive officers and our compensation philosophy, policies and practices.	FOR	Majority of votes cast	No
4	Consideration of a shareholder proposal, if properly presented at the 2014 Annual Meeting of Stockholders, requesting that we issue a human rights risk assessment report on our website no later than the 2015 Annual Meeting.	AGAINST	Majority of votes cast	No

How will broker non-votes and abstentions be counted?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposals 2, 3 and 4.

(PROPOSAL 1)

ELECTION OF DIRECTORS

Our Third Amended and Restated By-laws provide that our Board may fix the number of directors constituting the entire Board between six and twenty. The Board has currently fixed the number of directors constituting the entire Board at twelve. Our Board is presently divided into two classes, with all directors being elected annually. Pursuant to our Amended and Restated Certificate of Incorporation, the four Class A Directors will be elected by the holders of Class A Common Stock and the eight Class B Directors will be elected by the holders of Class B Common Stock, each to serve until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

Twelve of our current directors have been nominated for re-election at the 2014 Annual Meeting of Stockholders. Joel L. Fleishman, Frank A. Bennack, Jr., Hubert Joly and Steven P. Murphy have been nominated for election as Class A Directors. Ralph Lauren, Jackwyn L. Nemerov, David Lauren, John R. Alchin, Arnold H. Aronson, Joyce F. Brown, Judith A. McHale and Robert C. Wright have been nominated for election as Class B Directors. On May 31, 2014, Roger N. Farah resigned from our Company as Executive Vice Chairman. He will remain on our Board until the date of the 2014 Annual Meeting of Stockholders. We know of no reason why any nominee would be unable or unwilling to serve. If any nominee becomes unable or unwilling to serve for any reason, our Board, based on the recommendation of the Nominating & Governance Committee, may either reduce the number of directors or designate a substitute nominee. If a substitute nominee is designated, the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee or nominees for the election of such substitute nominee or nominees.

OUR BOARD RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2015 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES THAT AUTHORITY IS WITHHELD AS TO ONE OR MORE NOMINEES.

Class A Director Nominees for Election

Frank A. Bennack, Jr.	Age 81

Mr. Bennack has been a director of the Company since January 1998. He served as Chief Executive Officer of The Hearst Corporation (“Hearst”) from 1979 to 2002 and then again from June 2008 to June 2013. Mr. Bennack has been the Chairman of the Executive Committee and Vice Chairman of the board of directors of Hearst since 2002. He serves on the board of Lincoln Center for the Performing Arts and has served on the boards of Hearst-Argyle Television, Inc., Wyeth Corporation and JPMorgan Chase & Co. He is also Chairman of the New York-Presbyterian Hospital and The Paley Center for Media. The Board has determined that he is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Bennack brings to our Board a distinguished career and extensive business experience as Executive Vice Chairman of Hearst, one of the nation’s largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. His current position as Hearst’s Executive Vice Chairman and previous position as Chief Executive Officer gives him critical insights into the operational issues facing a large corporation and provides our Board with valuable experience in the areas of finance, financial reporting and strategic planning. As a result of his current and past service as a member of the boards of other various public companies and non-profit organizations, he provides our Board with perspective with respect to governance and other important matters that come before our Board. Mr. Bennack’s service as a member of the Board since 1998 provides him with extensive knowledge of our business.

Joel L. Fleishman	Age 80

Mr. Fleishman, a director of the Company since January 1999, has been Professor of Law and Public Policy at the Sanford School of Public Policy at Duke University since 1971 and the Director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions at Duke University since 1991. He is also the Director of the Center for Strategic Philanthropy and Civil Society. He currently serves on the board of directors of the Urban Institute and is a founding member of the Board of Trustees of the Partnership for Public Service. Mr. Fleishman has also served on the board of Boston Scientific Corporation, and was previously Chairman of the board of directors of the Urban Institute.

Experience, Qualifications, Attributes and Skills

Mr. Fleishman brings strong leadership and extensive public policy and legal experience to our Board. He also brings a unique perspective to the Board from his long tenure in the academic world. Mr. Fleishman’s long-standing scholarly work and public service and extensive experience as a professor of law and public policy provides our Board with valuable insight into a variety of legal and ethical issues relevant to us. He also served as a board member of Boston Scientific Corporation and, as a result of this service, he has a broad understanding of the operational, financial and strategic issues facing a public company. He has been a member of our Board since 1999 and accordingly, his knowledge of our business is an important aspect of his service on our Board.

Hubert Joly	Age 54

Mr. Joly has been a director of the Company since June 2009. He has served as the President and Chief Executive Officer of Best Buy Co., Inc. (“Best Buy”) since September 2012. Mr. Joly also serves as a member of Best Buy’s board of directors. Previously, he served as President and Chief Executive Officer of Carlson from 2008 to 2012, after he joined Carlson in 2004 as President and Chief Executive Officer of Carlson Wagonlit Travel. He also served as Executive Vice President, American Assets at Vivendi Universal from 2002 to 2004 and in various other positions at Vivendi Universal since 1999. Mr. Joly is currently on the boards of the Minneapolis Institute of Arts, the Minnesota Business Partnership and the Retail Industry Leaders Association. He previously served on the boards of Carlson, The Rezidor Hotel Group, Carlson Wagonlit Travel and the World Travel and Tourism Council.

Experience, Qualifications, Attributes and Skills

Mr. Joly brings to our Board extensive management and leadership experience obtained through his roles as President and Chief Executive Officer of Best Buy and formerly as President and Chief Executive Officer of Carlson. His current position as Chief Executive Officer of Best Buy gives him critical insights into the operational issues facing a large international corporation, as well as unique perspective on issues and opportunities facing a large multi-channel retailer and provides our Board with valuable insight in the areas of finance, financial reporting and strategic planning. In his current position and as a former executive at Carlson, Vivendi Universal and Electronic Data Systems, Mr. Joly possesses a deep understanding of international issues affecting us.

Steven P. Murphy	Age 60

Mr. Murphy has been a director of the Company since November 2005. He has been the Chief Executive Officer of Christie’s International plc (“Christie’s”), one of the world’s largest fine art auctioneers, since September 2010. He previously served as the President and Chief Executive Officer of Rodale Inc. (“Rodale”), a privately held publishing and media company, from 2002 to December 2009, and joined Rodale in 2000 as its President and Chief Operating Officer. Mr. Murphy held the position of Executive Vice President and Managing Director of Disney Publishing Worldwide from 1998 until 2000. From 1991 to 1998, he served as President of EMI Music/Angel Records.

Experience, Qualifications, Attributes and Skills

Mr. Murphy brings to the Board extensive business and management experience obtained through his current role as Chief Executive Officer of Christie’s as well as through his former role as Chief Executive Officer of Rodale. As Chief Executive Officer of Christie’s, Mr. Murphy has insight into operational issues facing a large international corporation and provides the Board with valuable experience in the areas of finance and strategic planning. As Chief Executive Officer of Rodale, he had broad-based responsibilities with respect to financial reporting, marketing, sales and the creation of product development. In addition, Mr. Murphy’s extensive experience in the area of publishing and entertainment provides the Board with insight into the areas of media, communications and technology. As a result of this service, he has a broad understanding of the operational, financial and strategic issues facing large companies and provides our Board with valuable perspective with respect to these matters that come before the Board.

Class B Director Nominees For Election

Ralph Lauren	Age 74

Mr. R. Lauren has been our Chairman, Chief Executive Officer and director since prior to our initial public offering in 1997, and was a member of our Advisory Board or the Board of Directors of our predecessors since their organization. He founded our business in 1967. For over four decades, Mr. R. Lauren has cultivated the iconography of America into a global lifestyle brand.

Experience, Qualifications, Attributes and Skills

Mr. R. Lauren is an internationally recognized fashion designer. His unique role as our founder and Chief Executive Officer provides our Board with valuable leadership, including in the areas of design, brand management and marketing. Mr. R. Lauren’s contributions to us since the founding of our business have been instrumental in defining our image and direction. As one of the world’s most innovative design leaders and a fashion icon, his career has spanned four decades that have resulted in numerous unique tributes for his role within the fashion industry. He is uniquely qualified to bring strategic insight, experience and in-depth knowledge of our business and the fashion industry to the Board.

Jackwyn L. Nemerov	Age 62

Ms. Nemerov has been our President & Chief Operating Officer since November 2013 and a director of the Company since February 2007. She served as Executive Vice President of the Company from September 2004 through October 2013. She was President & Chief Operating Officer of Jones Apparel Group, Inc. from January 1998 until March 2002. Prior to that, Ms. Nemerov was affiliated with Allied Stores, Bernard Chaus and Gloria Vanderbilt for Murjani. Ms. Nemerov currently serves as a member of the Board of Governors of The New School University’s Parsons School of Design.

Experience, Qualifications, Attributes and Skills

Ms. Nemerov brings strong leadership and business experience to our Board. She has over 30 years of retail, brand management and operations experience. Her position as our President and Chief Operating Officer provides our Board with valuable insight and perspective into our operations, retail, wholesale and licensing businesses, and global supply chain, manufacturing and merchandising. Ms. Nemerov brings to our Board extensive management experience in the apparel and retail industry and her in-depth knowledge of this industry provides our Board with critical insights into key aspects of our core business.

David Lauren	Age 42

Mr. D. Lauren has been with the Company since 2000 and serves as our Executive Vice President of Global Advertising, Marketing and Corporate Communications. He serves as a member of the Board of Trustees for the Ralph Lauren Center for Cancer Care and Prevention. Mr. D. Lauren is the son of Ralph Lauren.

Experience, Qualifications, Attributes and Skills

Mr. D. Lauren brings strong leadership and business experience to our Board. He has been instrumental in the development of the Company’s global communications, marketing and advertising campaigns, and brand awareness, and was responsible for growing the Company’s e-commerce business. Mr. D. Lauren has been recognized as a leader on the use of new technologies in retail marketing and on using digital platforms to market luxury brands. His in-depth knowledge of these areas and his current position as our Executive Vice President of Global Advertising, Marketing and Corporate Communications provides our Board with valuable insight and perspective into our global brand, marketing, communication and media initiatives.

John R. Alchin	Age 66

Mr. Alchin has been a director of the Company since February 2007. He served as Executive Vice President and Co-Chief Financial Officer and Treasurer of Comcast Corporation, a broadband cable provider offering a variety of consumer entertainment and communication products and services, from November 2002 to December 2007. Prior to that, he served as Executive Vice President and Treasurer of Comcast Corporation from January 2000 to November 2002. Mr. Alchin joined Comcast Corporation in 1990 as Senior Vice President and Treasurer. He is currently a member of the board of trustees of BNY Mellon Funds Trust, a member of the board of trustees of the Philadelphia Museum of Art and Chairman of PMA Finance Committee. Mr. Alchin also serves on the audit committee of BNY Mellon Funds Trust. Prior to serving on the board of trustees of BNY Mellon Funds Trust, he served as a member of the board of directors and on the audit committee of BNY Hamilton Funds, Inc. The Board has determined that Mr. Alchin is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Alchin brings to the Board substantial business and financial experience. His experience as a Co-Chief Financial Officer and Treasurer of Comcast Corporation, a major broadband cable operator and content and programming supplier, provides our Board with valuable insight in the areas of corporate finance and capital formation, financial reporting, investor relations and treasury functions. Mr. Alchin’s financial expertise offers our Board a deep understanding of accounting and audit-related matters. In addition, his service as a member of the board of various financial institutions provides our Board with perspective in the areas of corporate finance and governance matters.

Arnold H. Aronson	Age 79

Mr. Aronson has been a director of the Company since November 2001. He has been a Managing Director, Retail Strategies at Kurt Salmon, a global management consulting firm specializing in services to retail and consumer products companies, since 1997. In his career, he served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc., The Batus Retail Group (the then parent entity of, among others, Saks Fifth Avenue, Marshall Fields and Kohl’s) and subsequently, Woodward & Lothrop/John Wanamaker. Mr. Aronson currently serves as a member of the Board of Trustees and its Executive Committee of The New School University and is a member of the Board of Governors and former Chairman of its Parsons School of Design.

Experience, Qualifications, Attributes and Skills

Mr. Aronson has substantial business and retail industry experience. His experiences as a consultant in a global management consulting firm specializing in retail and consumer products companies and as a chief executive officer of major retail companies provides our Board with valuable insight into operational and strategic issues related to the retail industry. As a former chief executive officer of several major retail entities, including Saks Fifth Avenue, Inc., Mr. Aronson has intimate knowledge in the areas of marketing, financial reporting and merchandising. In addition, his service on the boards of academic institutions provides our Board with valuable understanding of governance matters.

Dr. Joyce F. Brown	Age 67

Dr. Brown has been a director of the Company since May 2001. She has been the President of the Fashion Institute of Technology (“FIT”) and Chief Executive Officer of the FIT Foundation since 1998. From 1983 to 1992, Dr. Brown served as Vice Chancellor, as well as the University Dean of the City University of New York and Acting President of Baruch College. From 1993 to 1994, she served as the Deputy Mayor of Public and Community Affairs for the City of New York. From 1994 to 1998, she was a Professor of Clinical Psychology at the Graduate School and University Center of the City University of New York, where she is now Professor Emerita. Dr. Brown has served on the boards of USEC Inc., PAXAR Corporation and Linens ‘n Things, Inc.

Experience, Qualifications, Attributes and Skills

Dr. Brown brings to our Board extensive leadership and insight into the fashion industry through her roles as President of FIT, a complex, multi-faceted college that focuses on educating and preparing the next generation of leaders in the fashion industry, and Chief Executive Officer of the FIT Foundation. Dr. Brown’s professional training as a psychologist allows her to assist in examining complex interpersonal behaviors that impact the business environment. In addition, Dr. Brown’s prior government service provides our Board with unique perspectives into regulatory issues and processes. She also possesses public company experience as demonstrated by her past service on the boards of Linens ‘n Things, Inc. and USEC Inc.

Judith A. McHale	Age 67

Ms. McHale was appointed a director of the Company in November 2011 and served as a director of the Company from 2001 to 2009. She served as the Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State from 2009 to 2011. In 2006, Ms. McHale worked in partnership with the Global Environment Fund, a private equity firm, to launch the GEF/Africa Growth Fund, an investment vehicle intending to focus on supplying expansion capital to small and medium-sized enterprises that provide consumer goods and services in emerging African markets. From June 2004 to December 2006, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of Discovery Channel and served as its President and Chief Operating Officer from 1995 to 2004. She currently serves on the boards of SeaWorld Entertainment, Inc., Hilton Worldwide Holdings Inc. and Yellow Media Ltd. and has served on the boards of directors of Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc. and Potomac Electric Power Company.

Experience, Qualifications, Attributes and Skills

Ms. McHale brings to the Board extensive business and management experience. Through her roles as President and Chief Executive Officer and as Chief Operating Officer of Discovery Communications, Inc., Ms. McHale had broad-based responsibilities with respect to financial reporting, marketing, sales and the creation of product development for a public company which provides the Board with valuable insight into operational and strategic issues facing us. She also possesses public company experience as demonstrated by her current experience on the boards of SeaWorld Entertainment, Inc. and Hilton Worldwide Holdings Inc., as well as her prior experience on the boards of Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc. and Potomac Electric Power Company. In addition, Ms. McHale’s prior government service provides the Board with unique perspectives on governmental matters, regulatory issues and processes.

Robert C. Wright	Age 71

Mr. Wright has been a director of the Company since May 2007. He is a Co-Founder of Autism Speaks and has been a Senior Advisor at Lee Equity Partners, LLC, an investment firm, since May 2008 and Chief Executive Officer of the Palm Beach Civic Association since April 2010. He served as the Vice Chairman of the board of directors of General Electric Company (“GE”) and as an Executive Officer and a member of the Corporate Executive Office of GE from 2000 to May 2008. Mr. Wright joined NBC as President and Chief Executive Officer in 1986, and was made Chairman and Chief Executive Officer of the network in 2001. He then served as Chairman and Chief Executive Officer of NBC Universal from 2004 to 2007, and continued to serve as Chairman of the NBC Universal board of directors until 2007. Prior to his association with NBC and NBC Universal, Mr. Wright served as President of General Electric Financial Services and, before that, as President of Cox Cable Communications. Mr. Wright has served on the boards of directors of GE, NBC Universal and EMI Group Global Inc. and is currently a member of the board of directors of AMC Networks Inc. and Mission Product, LLC. He also serves as a member of the board of trustees for the New York-Presbyterian Hospital, and has served as a member of the board of trustees for RAND Corporation.

Experience, Qualifications, Attributes and Skills

Mr. Wright brings to the Board extensive business leadership and management experience. Mr. Wright’s roles as Vice Chairman of GE’s board of directors and President and Chief Executive Officer of NBC Universal give him knowledge and insight into the complex issues facing us, in particular on the operational, financial, strategic planning and corporate governance fronts. These experiences provide him with a thorough understanding of, and appreciation for, the role of the Board. He also possesses public company experience as demonstrated by his experience on the board of AMC Networks Inc. In addition, Mr. Wright’s service as a member of the boards of non-profit organizations provides our Board with an added perspective in the area of social and corporate responsibility.

CORPORATE GOVERNANCE

The Board and management are committed to sound corporate governance. We have in place a comprehensive corporate governance framework which incorporates the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the “SEC”) and the NYSE. Consistent with our commitment to corporate governance, we do not rely on the exceptions from certain of the NYSE’s corporate governance listing requirements available to majority controlled companies. The key components of our corporate governance framework are set forth in the following documents:

•	our Amended and Restated Certificate of Incorporation;

•	our Third Amended and Restated By-Laws;

•	our Corporate Governance Policies;

•	our Audit Committee Charter;

•	our Nominating & Governance Committee Charter;

•	our Compensation & Organizational Development Committee (the “Compensation Committee”) Charter;

•	our Code of Business Conduct and Ethics; and

•	our Code of Ethics for Principal Executive Officers and Senior Financial Officers.

Each of the above documents is available on our investor relations website at http://investor.ralphlauren.com by clicking on “Corporate Governance.” Copies of these documents are available to stockholders without charge upon written request to our Investor Relations Department, 625 Madison Avenue, New York, New York 10022. Only the Board may grant a waiver under our codes of ethics to any director or executive officer, and any such waiver will be promptly posted on our website.

In addition, we strive to operate our business in a manner that incorporates our guiding principles and ethics, including having global programs that protect human rights and fair labor practices, instituting supply chain initiatives that protect the environment, and participating in wide ranging community service and philanthropic efforts that assist underserved communities. We issued a Citizenship Report on these matters on our investor relations website in May 2014.

Company Leadership Structure

Mr. Ralph Lauren has been the Chairman of the Board and Chief Executive Officer (“CEO”) of our Company for over four decades. Mr. Lauren is not only our Chairman and CEO but is also our founder and creator. His name is inextricably linked to our various brands. His aesthetic vision and direction are unique and integral components of our success. Mr. Lauren’s career has resulted in numerous tributes for his contributions to the fashion industry, including the Council of Fashion Designers of America’s four highest honors: the Lifetime Achievement Award, the Womenswear

Designer of the Year Award, the Menswear Designer of the Year Award and the Retailer of the Year Award. In addition, Mr. Lauren and entities controlled by the Lauren family own approximately 81.5% of the voting power of our outstanding Common Stock.

The Board believes that Mr. Lauren’s combined role as the Chairman and CEO fosters effective decision-making and alignment on corporate strategy. The combined role also enables decisive leadership and enhances our ability to communicate our vision and strategy clearly and consistently to stockholders, employees and customers in the fashion and retail industry. Unified leadership for the Board and the Company best allows for focus on the oversight and implementation of our strategic initiatives and business plan. For these reasons and, given the unparalleled mark that Mr. Lauren has on our Company, the Board believes that it is appropriate and in the best interest of our stockholders for Mr. Lauren to serve as both Chairman and CEO.

Director Independence and Non-Management Director Meetings

Our Board believes that a majority of our directors should be independent, and has determined that all of our non-management directors, John R. Alchin, Arnold H. Aronson, Frank A. Bennack, Jr., Dr. Joyce F. Brown, Joel L. Fleishman, Hubert Joly, Judith A. McHale, Steven P. Murphy and Robert C. Wright, are independent. In considering the independence of our non-management directors, we considered, among other factors, commercial transactions made, from time to time, in the ordinary course of business between us and certain entities affiliated with non-management directors. In each case, the transactions have substantially the same terms as are prevailing at the time for comparable businesses and the indirect interest of the non-management director in the transaction was found to be immaterial and in amounts that do not impair the independence of the relevant non-management director under our Corporate Governance Policies and the NYSE’s corporate governance listing standards. We also considered charitable contributions to entities affiliated with our non-management directors. The indirect interests of non-management directors in these charitable contributions were found to be immaterial and in amounts that do not impair the independence of the relevant non-management director under the NYSE’s corporate governance listing standards. Our guidelines for determining directors’ independence are set forth as Appendix A to this Proxy Statement.

As stated in our Corporate Governance Policies, the Board believes that appointing a lead independent director is not desirable because the Board’s size and composition make interaction among all members and communication with management relatively easy. As a result, we do not have a lead independent director. At each of our regularly scheduled Board and committee meetings, the independent directors participate in an executive session without the Chairman and CEO or any members of the Company’s management present. In Fiscal 2014, all of our non-management directors met together as a full Board four times without any management representatives present. During these executive sessions of independent directors, the Chairs of each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee preside on a rotating basis based on the topics to be discussed. In addition, our non-management directors also meet together in executive session without any management representatives present after each meeting of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

Director Attendance at Annual Meetings of Stockholders and

Meetings of the Board of Directors

As provided in our Corporate Governance Policies, directors are expected to attend each Annual Meeting of Stockholders. All of the twelve directors then constituting the entire Board attended the 2013 Annual Meeting of Stockholders.

The Board held four meetings during Fiscal 2014. All of the members of our Board attended 100% of the meetings held by the Board and the committees of the Board on which he or she served. The Board and its committees also act from time to time by unanimous written consent in lieu of meetings.

Independent Committees of the Board of Directors

Our Board has established three committees consisting solely of independent directors—the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. The table below indicates the membership of our committees.

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee
Alchin, John R.	X
Aronson, Arnold H.	X		X
Bennack, Jr., Frank A.	C	X
Brown, Dr. Joyce F.	X		C
Fleishman, Joel L.		C	X
Joly, Hubert		X
McHale, Judith A.			X
Murphy, Steven P.		X
Wright, Robert C.			X

  C = Chair

  X = Member

Audit Committee.  The Audit Committee appoints our independent registered public accounting firm, and approves in advance all audit and permitted non-audit services performed by them and the scope and cost of their annual audits. The Audit Committee reviews, among other things, (i) the results of the independent registered public accounting firm’s annual audits and quarterly reviews, (ii) management’s compliance with our major accounting and financial reporting policies, (iii) the adequacy of our financial organization and management’s procedures and policies relating to our internal control over financial reporting and (iv) our compliance with applicable laws relating to accounting practice. The Audit Committee met six times in Fiscal 2014. The Board has determined that each member of the Audit Committee is financially literate and that at least two members of the Audit Committee, Mr. Bennack, its Chair, and Mr. Alchin, are audit committee financial experts, as defined by the SEC. The Audit Committee has adopted a formal policy for the approval of the performance of all audit and non-audit services of the independent registered public accounting firm. This policy is described under “(PROPOSAL 2) RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Compensation Committee.  The Compensation Committee reviews and approves the compensation of executive officers and certain key members of our senior management, and compensation plans and arrangements with respect to such executive officers and members of senior management. The Compensation Committee also administers the plans in which certain employees may participate, including our Amended and Restated 2010 Long-Term Stock Incentive Plan (the “2010 Stock Incentive Plan”), which replaced our 1997 Long-Term Stock Incentive Plan (the “1997

Stock Incentive Plan”), and our Amended and Restated Executive Officer Annual Incentive Plan (“EOAIP”). In addition, the Compensation Committee maintains oversight in the development of succession plans for certain key executive positions within our senior management and may review and provide guidance on certain of our programs relating to our diversity, talent review and leadership development. The Compensation Committee met seven times in Fiscal 2014. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee. There are no Compensation Committee interlocks.

Nominating & Governance Committee. The Nominating & Governance Committee identifies individuals qualified to become directors, recommends director nominees to the Board, develops and recommends corporate governance policies to the Board, exercises oversight of the evaluation of the members of the Board and committees and recommends to the Board policies and principles for CEO succession, selection and performance reviews. The Nominating & Governance Committee met three times in Fiscal 2014.

Board of Directors Oversight of Risk

Our management is responsible for understanding and managing the risks that we face in our business, and the Board is responsible for overseeing management’s overall approach to risk management. The involvement of the full Board in reviewing our strategic objectives and business plans is a significant element of the Board’s assessment of management’s approach and tolerance for risk. In addition, the committees of the Board, primarily through the Audit Committee and Compensation Committee, report to the full Board at regularly scheduled Board meetings on any identified material risks within that committee’s area of responsibilities. The Audit Committee has responsibility for oversight of corporate finance and financial reporting related risks, including those related to our accounting, auditing and financial reporting practices. The Compensation Committee is responsible for the oversight of our compensation policies and practices, including conducting annual risk assessments, and evaluating and approving our executive compensation and benefit plans and programs.

Analysis of Risks Arising from Compensation Policies and Programs

The Compensation Committee has reviewed an assessment by management of our compensation programs and practices for our employees, including our executive and non-executive programs and practices. This assessment focused on program design features and controls to evaluate whether such programs encourage unnecessary or excessive risk taking, and how policies and programs are structured to mitigate any such risks.

Selected key elements of our compensation programs that were reviewed include the following:

•

Pay Mix and Structure: Our executive compensation programs appropriately balance both short-term and long-term performance through our annual cash incentive bonus program and long-term equity awards. Equity awards generally include a mix of options and restricted performance share units (“RPSUs”) so that equity awards deliver value to such employees through both stock price appreciation and company performance. In addition, a significant portion of variable pay is delivered through equity awards with vesting schedules and performance periods covering multiple years, thus emphasizing long-term company performance.

•

Incentive Caps: Our executive annual cash incentive bonus plan as well as our non-executive bonus plans do not allow for unlimited payouts. We believe that the range of payouts should be capped to avoid encouraging decisions that maximize short-term gain at the expense of long-term viability. In addition to caps on all cash incentive bonus awards, Pro-Rata RPSUs cannot exceed target levels and Cliff RPSUs cannot exceed a fixed percentage above target levels.

•

Performance: To strengthen the relationship between pay and both absolute and relative performance, our executive annual cash incentive bonus plan, our non-executive commission and bonus plans and RPSU awards are subject to the achievement of pre-established performance targets, which are established independently of plan participants. We believe that our incentive plan metrics are appropriately balanced between short-term incentives such as net income before taxes and long-term metrics such as a cumulative three-year net income figure for our Cliff RPSUs. Certain of our Cliff RPSUs include a relative long-term performance measure of total shareholder return (“TSR”).

•

Change in Control Policy: The change in control arrangements for our named executive officers (“NEOs”) provide for cash payments only upon actual termination of employment. Most executives with employment agreements are subject to “double-trigger” vesting so that (with the exception of awards under our prior 1997 Stock Incentive Plan) acceleration of vesting does not occur unless the executive’s employment is actually terminated under certain limited circumstances following a change in control. Our 2010 Stock Incentive Plan provides for “double-trigger” vesting.

•

Ownership Guidelines: We have stock ownership guidelines for the NEOs and select other members of our senior management group that are intended to align the interests of these individuals with our stockholders. As a result, such individuals may be less likely to take short-term risk if a meaningful portion of their personal financial investment is linked to our long-term holdings.

•

Clawback Policy: We have adopted a clawback policy applicable to our NEOs. Under our clawback policy, the Compensation Committee may, in its reasonable discretion, require an NEO to reimburse us for the amount of any payment previously received by such officer under our cash incentive bonus plan as well as equity plan if, as a result of such officer’s intentional misconduct or gross negligence, we are required to restate our financial statements.

As a result of this review, the Compensation Committee determined that any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company.

Director Nominating Procedures and Diversity

The Nominating & Governance Committee identifies and evaluates candidates for nomination as directors and submits its recommendations to the full Board for its consideration. The Nominating & Governance Committee, guided by the membership criteria established by the Board in our Corporate Governance Policies, seeks highly qualified candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. We maintain a majority of independent directors and the Board considers a number of factors in selecting director candidates. Although we do not have a formal policy concerning diversity considerations, the Nominating & Governance Committee does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying director nominees. In addition, the Board considers the contributions the individual can make to the Board and management as we strive for a body of directors reflecting different genders, ethnic backgrounds and professional experiences and expertise. In the Board’s annual self-evaluation, one of the factors that the Board considers is whether the membership of the Board provides an adequate mix of characteristics, experience and skills to serve the Company and its stockholders effectively. The Nominating & Governance Committee solicits and receives suggestions for, as well as comments upon, director candidates from other directors, including the Chairman of the Board, and usually engages third parties either to assist in the search for director candidates or to assist in gathering information regarding director candidates’ background and experience. If the Nominating & Governance Committee engages a third party to assist it, the Nominating & Governance Committee approves the fees that we pay for these services.

The Nominating & Governance Committee will consider candidates recommended by our directors, members of management and stockholders, and will evaluate candidates recommended by stockholders on the same basis as other candidates. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Upon receiving a stockholder recommendation, the Nominating & Governance Committee will initially determine the need for additional or replacement members of the Board and then evaluate the candidate based on the information it receives with the stockholder recommendation or that it may otherwise acquire, and may, in its discretion, consult with the Chairman and other members of our Board. If the Nominating & Governance Committee determines that a more comprehensive evaluation is warranted, it may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our stockholders may recommend candidates at any time, but the Nominating & Governance Committee requires recommendations for election at an annual meeting of stockholders to be submitted to the Nominating & Governance Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s Annual Meeting of Stockholders in order to be considered for nomination by the Nominating & Governance Committee. The Nominating & Governance Committee believes this deadline is appropriate and in our best interests and those of our stockholders because it ensures that it has sufficient time to evaluate properly all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2015 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by February 20, 2015. The written notice must include:

•

all information relating to each potential candidate whom the stockholder is recommending that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the stockholder giving the notice, as they appear on the Company’s books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially or of record by the stockholder and the beneficial owner.

Recommendations must be sent to the Nominating & Governance Committee, Office of the Secretary/Legal Department, Ralph Lauren Corporation, 625 Madison Avenue, New York, New York 10022.

Our stockholders may directly nominate an individual for election as a director at an annual meeting of stockholders by complying with the nominating procedures set forth in our Third Amended and Restated By-laws, which are described below under the caption “Additional Matters—Stockholder Proposals for the 2015 Annual Meeting of Stockholders.”

Director Communications

Stockholders and interested parties may contact any of our directors, including the Chairman of the Board, the Chairs of the Board’s independent committees, any committee of the Board, the Board’s non-management directors as a group or the entire Board, by writing to them as follows: [Name(s)/Title(s)], c/o Legal Department and Office of the Corporate Secretary, Ralph Lauren Corporation, 625 Madison Avenue, New York, New York 10022. Communications received in this manner will be handled in accordance with the procedures approved by our independent directors, who have also requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumés and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be available to any non-management director upon request.

Audit Committee Communications

Complaints and concerns relating to accounting, internal control over financial reporting or auditing matters may be communicated to the Audit Committee, which consists solely of non-employee directors, through the Office of the Secretary/Legal Department as described above under “Director Communications.” Any such communication may be anonymous.

All complaints and concerns will be reviewed by the Audit Committee or a designated member of the Audit Committee. If the Audit Committee or its member designee determines that a reasonable basis exists for conducting a formal investigation, the Audit Committee will direct and supervise the investigation, and may retain independent legal counsel, accountants and other advisors as it deems necessary. Confidentiality will be maintained to the fullest extent consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

We will not discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any employee in the terms and conditions of his or her employment or otherwise to the extent prohibited by law based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal controls or auditing matters.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal and independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee currently is composed of four independent directors and operates under a written charter adopted by the Audit Committee and ratified by the Board.

Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young, as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2014, was responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles, and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young, the Company’s independent registered public accounting firm for the fiscal year ended March 29, 2014. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management, the Company’s internal auditors and Ernst & Young, the Company’s consolidated financial statements for Fiscal 2014 and the Company’s internal control over financial reporting. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and the Audit Committee discussed their independence with them. In determining Ernst & Young’s independence, the Audit Committee considered whether their provision of non-audit services to the Company was compatible with maintaining independence. The Audit Committee received regular updates on Ernst & Young’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and the Company’s pre-approval policies and procedures.

Based on our discussions with management, the Company’s internal auditors and Ernst & Young and our review of the audited financial statements, including the representations of management and Ernst & Young with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended March 29, 2014 be included in the Company’s Annual Report on Form 10-K.

The Audit Committee also approved, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2015.

Members of the Audit Committee

Frank A. Bennack, Jr. (Chair)

John R. Alchin

Arnold H. Aronson

Dr. Joyce F. Brown

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 9, 2014 by: (i) each of our NEOs, (ii) each director, (iii) each stockholder who is known by us to beneficially own in excess of five percent of any class of our voting securities and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. In addition, a person is deemed to be the beneficial owner of securities if that person has the right to acquire beneficial ownership of such securities within 60 days, including through conversion or exercise of an option or other right. Unless otherwise indicated below, the address of each stockholder is 650 Madison Avenue, New York, New York 10022. As of June 9, 2014, there were 818 holders of record of our Class A Common Stock.

	Class A Common Stock		Class B Common Stock [1]		Voting Power of Total Common Stock%
	Number	%	Number	%
Ralph Lauren	1,018,336 [2]	1.7%	26,881,276 [3]	100%	81.5%
Roger N. Farah	39,619 [4]	*	—	—	*
Jackwyn L. Nemerov	109,249 [5]	*	—	—	*
David Lauren	35,299 [6]	*	— [7]	—	*
Christopher H. Peterson	10,445 [8]	*	—	—	*
Mitchell A. Kosh	19,798 [9]	*	—	—	*

John R. Alchin	19,650[10]	*	—	—	*
Arnold H. Aronson	20,415[11]	*	—	—	*
Frank A. Bennack, Jr.	23,173[12]	*	—	—	*
Dr. Joyce F. Brown	7,030[13]	*	—	—	*
Joel L. Fleishman	30,984[14]	*	—	—	*
Hubert Joly	10,725[15]	*	—	—	*
Judith A. McHale	2,563[16]	*	—	—	*
Steven P. Murphy	18,448[17]	*	—	—	*
Robert C. Wright	22,711[18]	*	—	—	*
BlackRock, Inc. and related parties	3,126,053[19]	5.1%	—	—	1%
Citadel Advisors LLC and related parties	3,173,392[20]	5.2%	—	—	1%
The Vanguard Group and related parties	4,025,591[21]	6.5%	—	—	1.2%

All directors and executive officers as a group (15 persons)	1,388,455[22]	2.3%	26,881,276 [3]	100%	81.5%

*	Less than 1.0%

(1)

Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock upon transfer to a person who is not a member of the Lauren family.

(2)	Includes 931,549 options vested as of June 9, 2014 or within 60 days thereafter representing the right to purchase shares of Class A Common Stock.

Does not include (i) unvested options representing the right to purchase 76,374 shares of Class A Common Stock, (ii) 178,832 unvested performance based restricted stock units (“RPSUs”) which are subject to upward or downward adjustment, and (iii) 419,296 vested RSUs (the underlying shares of our

Class A Common Stock for these RSUs will not be delivered until Mr. R. Lauren’s separation of service from the Company or, if earlier, upon a change of control (as defined in Mr. R. Lauren’s employment agreement)).

(3)

Includes (i) 10,749,906 shares of Class B Common Stock held by a revocable trust of which Mr. R. Lauren is the sole trustee and sole beneficiary, (ii) 1,629,044 shares of Class B Common Stock held by a revocable trust of which Mrs. R. Lauren is the sole trustee and sole beneficiary, (iii) an aggregate of 4,289,028 shares of Class B Common Stock held by trusts established for the benefit of Mr. R. Lauren’s issue and of which Mrs. R. Lauren is a trustee with sole voting power and of which Mr. R. Lauren has the power to remove and replace the trustees, provided that Mr. R. Lauren may not serve as the replacement trustee and the replacement trustee is not related or subordinate to Mr. R. Lauren, (iv) 2,370,956 shares of Class B Common Stock held by a trust established for the benefit of Mrs. R. Lauren’s issue and of which Mr. R. Lauren has the power to remove and replace the trustees, provided that Mr. R. Lauren and Mrs. R. Lauren may not serve as the replacement trustees, and (v) 7,842,342 shares of Class B Common Stock held by Lauren Family, L.L.C., a limited liability company of which Mr. R. Lauren has the power to remove and replace the managers, provided that any such replacement manager is not related to or subordinate to Mr. R. Lauren and Mr. R. Lauren may not serve as manager. The current managers of Lauren Family, L.L.C. are Mr. R. Lauren’s children, Andrew Lauren, David Lauren and Dylan Lauren. Actions by Lauren Family, L.L.C. require the consent of a majority of the managers.

(4)

Includes options vested as of June 9, 2014 or within 60 days thereafter representing the right to purchase 39,619 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 60,698 shares of Class A Common Stock or unvested RPSUs with respect to 69,120 shares of Class A Common Stock which are subject to upward or downward adjustment.

Does not include an aggregate of 2,370,956 shares of Class B Common Stock held by a trust established for the benefit of Mrs. R. Lauren’s issue and of which Mr. Farah serves as one of the trustees with voting and investment power.

(5)

Includes options vested as of June 9, 2014 or within 60 days thereafter representing the right to purchase 69,252 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 73,293 shares of Class A Common Stock or unvested RPSUs with respect to 124,000 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

(6)

Includes options vested as of June 9, 2014 or within 60 days thereafter representing the right to purchase 27,329 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 4,738 shares of Class A Common Stock or unvested RPSUs with respect to 5,346 shares of Class A Common Stock which are subject to upward or downward adjustment.

(7)

An aggregate amount of 7,842,342 shares of Class B Common Stock are held by Lauren Family, L.L.C., a limited liability company of which Mr. D. Lauren is one of the three current managers. The other two current managers of Lauren Family, L.L.C. are Mr. R. Lauren’s other children, Andrew Lauren and Dylan Lauren. Actions by Lauren Family, L.L.C. require the consent of a majority of the managers. Mr. R. Lauren has the power to remove and replace the managers, provided that any such replacement manager is not related to or subordinate to Mr. R. Lauren and Mr. R. Lauren may not serve as manager.

(8)

Includes options vested as of June 9, 2014 or within 60 days thereafter representing the right to purchase 8,937 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 24,666 shares of Class A Common Stock , an aggregate of 14,608 unvested RPSUs which are subject to upward or downward adjustment, and 6,230 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered in three equal annual installments beginning on September 28, 2013).

(9)

Includes options vested as of June 9, 2014 or within 60 days thereafter representing the right to purchase 7,686 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 5,160 shares of Class A Common Stock or unvested RPSUs with respect to 14,318 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

(10)

Includes 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 7,946 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(11)

Includes 2,844 shares owned by Mr. Aronson’s spouse, 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 12,946 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(12)

Includes 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 13,946 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(13)

Includes 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 3,561 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(14)

Includes 6,400 shares held indirectly in a retirement account, 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 13,946 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(15)

Includes 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 5,098 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(16)

Includes 507 restricted shares of Class A Common Stock and vested options representing the right to purchase 267 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,368 shares of Class A Common Stock.

(17)

Includes 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 15,446 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(18)

Includes 602 restricted shares of Class A Common Stock and vested options representing the right to purchase 7,946 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 1,609 shares of Class A Common Stock.

(19)

According to a Schedule 13G filed on January 30, 2014, BlackRock, Inc. (“BlackRock”) may be deemed the beneficial owner of 3,126,053 shares of Class A Common Stock beneficially owned by its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd., and BlackRock Life Limited, with the sole power to vote or direct the vote over 2,561,653 shares of Class A Common Stock and sole dispositive power over 3,126,053 shares of Class A Common stock. BlackRock’s address is 40 East 52nd Street, New York New York 10022.

(20)

According to a Schedule 13G filed on February 7, 2014: (i) Citadel Advisors LLC (“Citadel Advisors”) may be deemed the beneficial owner of 2,941,900 Shares of Class A Common Stock with shared power to vote or direct the vote of 2,941,900 shares of Class A Common Stock and shared dispositive power over 2,941,900 shares of Class A Common Stock; (ii) Citadel Advisors Holdings LP (“CAH”) may be deemed the beneficial owner of 2,996,694 shares of Class A Common Stock with shared power to vote or direct the vote of 2,996,694 shares of Class A Common Stock and shared dispositive power over 2,996,694 shares of Class A Common Stock and (iii) Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin may be deemed to beneficially own 3,173,392 shares of Class A Common Stock with shared power to vote or direct the vote of 3,173,392 shares of Class A Common Stock and shared dispositive power over 3,173,392 shares of Class A Common Stock. Citadel Global Equities Master Fund Ltd. (“CG”), Surveyor Capital Ltd. (“SC”), Citadel Quantitative Strategies Master Fund Ltd. (“CQ”), Citadel Equity Fund Ltd. (“CEF”), and Citadel Securities LLC (“Citadel Securities”) own the Class A Common Stock. Citadel Advisors is the portfolio manager for CG, SC and CEF. Citadel Advisors II LLC, a Delaware limited liability company (“CA2”), is the portfolio manager of CQ. CAH is the general partner of Citadel Advisors Holdings II LP, a Delaware limited partnership, which is the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited partnership (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address for each of Citadel Advisors, CAH, CGP and Mr. Griffin is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Street, Chicago, Illinois 60603.

(21)

According to a Schedule 13G filed on February 12, 2014, The Vanguard Group (“Vanguard”), may be deemed the beneficial owner of 4,025,591 shares of Class A Common Stock with the sole power to vote or direct the vote over 97,318 shares of Class A Common Stock, sole dispositive power over 3,934,873 shares of Class A Common Stock and shared dispositive power over 90,718 shares of Class A Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 76,108 shares of the Class A Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments, Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 35,820 shares of Class A Common Stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(22)

Includes (i) options vested, as of June 9, 2014 or within 60 days thereafter, granted under our 1997 Stock Incentive Plan, our 2010 Stock Incentive Plan and our prior 1997 Non-Employee Director Stock Option Plan (such plan expired on December 31, 2006) representing the right to purchase 1,165,474 shares of Class A Common Stock and (ii) 5,323 unvested restricted shares of Class A Common Stock granted under our 2010 Stock Incentive Plan. Does not include (i) unvested options granted under the 2010 Stock Incentive Plan, representing the right to purchase 259,169 shares of Class A Common Stock, (ii) 406,224 unvested RPSUs (a portion of which are subject to upward or downward adjustment), (iii) 6,230 unvested RSUs, and (iv) 419,296 vested RSUs (the underlying shares of our Class A Common Stock for these RSUs will not be delivered to Mr. R. Lauren until his separation of service from the Company or if earlier, upon a change of control), granted under the 1997 Stock Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock with the SEC and to provide copies of these reports to us. These filing requirements also apply to certain beneficial owners of more than ten percent of our Class A Common Stock. To our knowledge, based solely on our review of the copies of Section 16(a) reports furnished to us during and with respect to Fiscal 2014 and on written representations from certain reporting persons that no Form 5s were required to be filed by such persons, all reportable transactions during that fiscal year were reported on a timely basis except that the withholding of shares for taxes upon the vesting of RSUs for each of Ralph Lauren and Christopher Peterson were reported on Form 5s.

DIRECTOR COMPENSATION

The compensation for non-employee directors is as follows:

•	an annual retainer fee for each non-employee director of $60,000;

•

an annual retainer fee for the Chairs of the Audit Committee and the Compensation Committee of $20,000, and an annual retainer fee for the Chair of the Nominating & Governance Committee of $15,000; and

•

an annual equity award for each non-employee director with a target equity value of $100,000. One-half of the target equity value is delivered in the form of options to purchase shares of our Class A Common Stock and one-half is delivered in the form of restricted shares of Class A Common Stock. The options and the restricted shares of Class A Common Stock will vest over three years in equal annual installments.

The fee paid to non-employee directors for each meeting of a committee of the Board that a director attends is $2,000 per committee meeting. The annual retainer and attendance fees are paid to the non-employee directors in quarterly installments in arrears.

A non-employee director also receives a grant of options to purchase 7,500 shares of our Class A Common Stock at the time that the director initially joins our Board. These options will vest over three years in equal annual installments and the term is seven years. The annual equity award to non-employee directors is awarded on April 1 of each year to those non-employee directors who have served as directors for at least half of the preceding fiscal year.

Our Board and Compensation Committee believe it is important for key members of our senior management team and our non-employee directors to build and maintain a long-term ownership position in the Company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. As a result, the Compensation Committee has established stock ownership guidelines for our non-employee directors, our NEOs and select other members of our senior management group, to further link their interests with those of stockholders. These guidelines provide that non-employee directors and such employees must attain ownership of a specific number of shares by June 2015, which is approximately five years from the implementation of the guidelines. Non-employee directors and employees subject to these guidelines who join us (or become subject to the guidelines) after the implementation of the guidelines will have five years from June 30th in the year most closely following the date they joined us (or were included) to attain the requisite numbers of shares specified in the guidelines. For directors, the guideline is based on a fixed share target of 2,400 shares. Further details on the guidelines for these employees are provided in “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

We reimburse our non-employee directors for reasonable travel and other related expenses to attend Board and committee meetings and for director education courses. Non-employee directors are also provided with a merchandise discount on most of our products.

Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors in Fiscal 2014. Directors who are our employees receive no compensation for their services as directors and do not serve on any committees of the Board.

Name	Fees Earned or Paid in Cash[1] ($)	Option Awards[2] ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)		Total ($)
John R. Alchin	$72,000	$49,957	$48,933	—	—	$977		$171,867
Arnold H. Aronson	$78,000	$49,957	$48,933	—	—	$977		$177,867
Frank A. Bennack, Jr.	$106,000	$49,957	$48,933	—	—	$977		$205,867
Dr. Joyce F. Brown	$93,000	$49,957	$48,933	—	—	$977		$192,867
Joel L. Fleishman	$100,000	$49,957	$48,933	—	—	$977		$199,867
Hubert Joly	$74,000	$49,957	$48,933	—	—	$977		$173,867
Judith A. McHale	$66,000	$49,957	$48,933	—	—	$0	[4]	$164,890
Steven P. Murphy	$74,000	$49,957	$48,933	—	—	$977		$173,867
Robert C. Wright	$66,000	$49,957	$48,933	—	—	$977		$165,867

(1)

The annual retainer for each non-employee director is $60,000. The annual retainer for the Chair of each of the Audit Committee and Compensation Committee is $20,000 and the Chair of the Nominating & Governance Committee is $15,000. The fee paid to non-employee directors for each meeting of a committee of the Board that such non-employee director attends is $2,000 per committee meeting. In Fiscal 2014, the Audit Committee met six times, the Compensation Committee met seven times and the Nominating & Governance Committee met three times.

(2)

We grant annual stock-based awards to non-employee directors on April 1 of each year. The grants awarded for our non-employee directors’ service during Fiscal 2014 were made on April 1, 2013 and included the following for each non-employee director:

•

$49,957 representing the aggregate grant date fair value of the annual grant of options to purchase 801 shares of the Company’s Class A Common Stock, calculated in accordance with FASB Accounting Standards Codification topic 718, “Stock Compensation” (“ASC 718”); and

•	$48,933 representing the aggregate grant date fair value of the annual grant of 297 restricted shares of the Company’s Class A Common Stock, calculated in accordance with ASC 718.

The grants made to our non-employee directors on April 1, 2014 were made during Fiscal 2015 and will be disclosed in next year’s Proxy Statement.

(3)	This amount represents deferred cash dividends paid during Fiscal 2014 in connection with the vesting of restricted shares of our Class A Common Stock.

(4)

Judith A. McHale rejoined the Board during Fiscal 2012 on November 8, 2011 and thus, she did not receive any deferred cash dividend payments in connection with the vesting of restricted shares of our Class A Common Stock during Fiscal 2014.

Director Equity Table

At the end of Fiscal 2014, each non-employee director held options to purchase shares of our Class A Common Stock and restricted shares of our Class A Common Stock as follows:

	Options	Restricted Stock
John R. Alchin	8,271	611
Arnold H. Aronson	13,721	611
Frank A. Bennack, Jr.	14,721	611
Dr. Joyce F. Brown	4,336	611
Joel L. Fleishman	14,721	611
Hubert Joly	5,873	611
Judith A. McHale[1]	801	297
Steven P. Murphy	16,221	611
Robert C. Wright	8,721	611

(1)	Judith A. McHale rejoined the Board during Fiscal 2012 on November 8, 2011 and thus, she did not receive any equity awards until Fiscal 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation programs are designed to align the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to the Company’s performance. This Compensation Discussion and Analysis explains these programs as it pertains to each of our NEOs during Fiscal 2014. Effective May 31, 2014, Roger N. Farah resigned from the Company as Executive Vice Chairman. In Fiscal 2014, our NEOs were:

Name	Title

Ralph Lauren	Chairman and Chief Executive Officer

Roger N. Farah	Executive Vice Chairman

Jackwyn L. Nemerov	President and Chief Operating Officer

Christopher H. Peterson	Executive Vice President, Chief Administrative Officer and Chief Financial Officer

Mitchell A. Kosh	Executive Vice President, Human Resources

Executive Summary

Our Fiscal 2014 Performance and Impact on Compensation

Fiscal 2014 was a year of record financial results and substantial progress on several strategic growth objectives. Select achievements for Fiscal 2014 include:

•

Delivered High Single Digit Revenue Growth. For Fiscal 2014, we reported revenue of approximately $7,450 million, representing an approximate 7.3% increase compared to Fiscal 2013. Our revenue growth was a result of strong momentum in core North American wholesale merchandise categories, the contribution from the newly transitioned Chaps menswear operations, growth at our global e-commerce operations and improved trends in Europe.

•

Delivered Record Operating Income of $1.1 Billion and Record Diluted Earnings Per Share of $8.43. Our strong sales growth and disciplined operational management enabled the Company to achieve record profit levels in Fiscal 2014. Operating income rose 0.3% to $1.1 billion and diluted earnings per share increased 5.4% to $8.43. Growth in operating income and earnings per share was achieved despite considerable net negative foreign currency effects and substantial incremental investment in our long term strategic growth objectives, particularly in our global store network, e-commerce operations and infrastructure.

•

Delivered on Our Commitment to Return Capital to Stockholders. Our record profits, coupled with our strong balance sheet and overall financial condition, enabled the Company to continue to return capital to shareholders.

➢

Dividends. On November 6, 2013, we announced a 12.5% increase in our quarterly dividend payments from $0.40 per share to $0.45 per share, the fourth time that we raised our dividend since November 2009. During Fiscal 2014, we returned approximately $149 million of cash to our stockholders through the payment of dividends.

Fiscal Year

➢

Stock Repurchases. During Fiscal 2014, we repurchased approximately 3.2 million shares of our Class A Common Stock utilizing approximately $548 million of our aggregate stock repurchase authorizations. Over the last three years, the Company has returned approximately $1.4 billion of capital to shareholders through share repurchases.

•

Sustained Investment in Our Key Strategic Growth Objectives. Fiscal 2014 was another year of making prudent investments in emerging regions and categories, e-commerce platforms, infrastructure and talent to support our long-term growth objectives. We believe these investments will enable us to maximize the enduring appeal of our brands and products on a growing global scale.

➢

International Market Development. We continued to expand our global reach by opening 28 new stores in international markets during Fiscal 2014. In addition, we successfully integrated our formerly licensed operations in Australia and New Zealand as directly operated businesses.

➢

Extending our Direct-to-Customer Reach. We continue to focus on expanding our direct-to-customer reach through existing and new channels, and have, as a result, made significant investments in our stores, concession shops and e-commerce operations. In Fiscal 2014, we opened 16 directly operated stores around the world and established greater clarity around our retail growth objectives, with Polo stores being an exciting new evolution in our direct-to-customer efforts and a compelling complement to our Ralph Lauren luxury stores. We also expanded our e-commerce business by successfully launching a South Korean site and enhancing our capabilities in Europe.

➢

Innovating with New Products and Merchandise Categories. We invested in broadening our Polo product portfolio, creating a Polo line for women and developing an expanded men’s tailored clothing line. We also made excellent progress with accessories based on the successful introduction of the Soft Ricky handbag, which has helped to bolster the Ricky’s status as our first iconic handbag design. In addition, we successfully transitioned the men’s Chaps sportswear license to a directly controlled operation and are investing in efforts to leverage the Chaps brand on a global scale.

➢

Investment in Operational Infrastructure. In Fiscal 2014, we doubled the size of the distribution center for our North American e-commerce operations, an investment we expect will support a doubling of the business over the next several years. We also have made great progress with our SAP implementation during the year, successfully completing a major conversion of our North American operations from legacy systems to SAP. We expect the global implementation process to continue over the next several years and anticipate the long-term benefits to include improved productivity and procurement savings, in addition to providing the Company with a robust platform for future growth.

➢

Development of Worldwide Talent. We continue to enhance and develop our global talent and management structure to support the growth of our business. In Fiscal 2014, we introduced changes to our leadership team by creating an Office of the Chairman led by Ralph Lauren, our Chairman and Chief Executive Officer (“CEO”), to effectively address our future plans for growth and performance. In connection with the Office of the Chairman:

•	Jackwyn Nemerov, formerly our Executive Vice President, became President and COO;

•	Christopher Peterson, formerly our Senior Vice President and Chief Financial Officer (“CFO”), became Executive Vice President and Chief Administrative Officer in addition to his role as CFO; and

•	Roger Farah, formerly our President and Chief Operating Officer (“COO”), became Executive Vice Chairman.

With this change, Mr. Farah reduced his time commitment to the business and focused more specifically on business development and strategic initiatives, while Ms. Nemerov and Mr. Peterson focus on managing our day-to-day operations. As a result of the creation of the Office of the Chairman, compensation packages were revised for each of Mr. Farah, Ms. Nemerov and Mr. Peterson to align with their newly defined roles. The changes are discussed in more detail in the “Changes in NEO Compensation Arrangements” section.

In addition, we have made other structural changes to our broader senior management group to position our Company for continued growth and success. These changes include expanding certain roles to have more global oversight; consolidating oversight of the Americas under one leader, which is consistent with how we manage our operations in Europe and Asia; and combining our sourcing and manufacturing operations with our distribution and logistics team to create a fully integrated end-to-end supply chain organization.

Pay–for-Performance

Our compensation programs are designed to link our executives’ compensation with the Company’s performance, with incentive-based compensation representing a substantial portion of our executives’ compensation. In Fiscal 2014, net income increased 3% from the prior year’s level. Despite the improved profitability in Fiscal 2014, our net income before taxes (“NIBT”), a key performance measure in our short-term cash incentive awards, was slightly below the target established by the

Compensation Committee at the beginning of Fiscal 2014. As a result, and consistent with our pay-for-performance philosophy, in Fiscal 2014, annual incentive awards for our NEOs were paid out at a range of 90% to 99% of target compared to a payout range of 120% to 178% of target for Fiscal 2013. Please see the “Performance-based Compensation Programs” and “Summary Compensation Table” sections below for details.

Executive Compensation Governance Highlights

The Company seeks to maintain best practice standards with respect to the oversight of executive compensation. The following policies and practices were in effect during Fiscal 2014:

•	Compensation Committee composed solely of independent directors;

•	Use of an independent compensation consultant retained directly by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management;

•	Grants of equity awards that incorporate relative total shareholder return (“TSR”) as a modifier to long-term incentive awards;

•	Meaningful stock ownership requirements for our NEOs and other select members of our senior management;

•	Prohibition of hedging the Company’s stock by employees; and

•	Double-trigger vesting upon a change-of-control for equity awards granted in Fiscal 2013 and beyond for all equity participants, including our Chairman and CEO.

Fiscal 2013 “Say on Pay” Vote

In making executive compensation decisions, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation philosophy, policies and practices (“Say-on-Pay”) set forth in our 2013 Proxy Statement. Our stockholders overwhelmingly approved our executive compensation program with approximately 97% support. In addition, in Fiscal 2014, we continued to engage some of our largest investors and solicit their feedback on a variety of corporate governance topics, including executive compensation practices. After considering our Say-on-Pay voting results, shareholder input, advice from its compensation consultant and other factors addressed in the following discussion, the Compensation Committee determined not to make changes to our executive compensation programs and concluded that the programs continue to achieve their objectives and provide a competitive pay-for-performance package that effectively incentivizes our NEOs. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs.

Executive Compensation Programs

Overview

We maintain executive compensation programs designed to reward sustained business growth and results. These programs, taken together, are designed to drive stockholder value through the following principles:

•	attract, motivate and retain highly qualified employees;

•	establish challenging goals balanced between short-term and long-term objectives;

•	award a meaningful portion of compensation in variable (versus fixed) pay, with a significant portion of variable compensation in the form of long-term equity awards;

•	promote collaborative leadership behavior designed to achieve goals in a complex global organization; and

•	avoid unnecessary or excessive risk-taking that could reward employees at the expense of stockholders.

Determination of Compensation for Executives

Market Data. We operate in three distinct but integrated business segments: wholesale, retail and licensing, and our primary products include apparel for men, women and children, accessories, home furnishings and fragrance. As a result, we believe our product breadth, multi-channel distribution and global reach are unique among luxury and apparel companies. Accordingly, while the Compensation Committee considers, among other things, competitive market compensation paid by other companies in our industries in establishing our executive compensation programs, it does not use a designated peer group as a primary comparative metric. From time to time, the Compensation Committee also reviews compensation levels at various categories of companies such as leading apparel and accessories manufacturers, high-profile, branded retail organizations, family-named companies and other companies in which the chief executive officer of such companies could be perceived as personifying their organizations. However, the Compensation Committee does not set executive compensation at, or near, any particular target percentile within a peer group, but instead, uses compensation market data across multiple peer groups as a consideration in setting our executive compensation levels.

Other Considerations. In addition to market data, the Compensation Committee considers other factors in determining executive compensation levels, including internal pay equity, nature and scope of responsibility, an employee’s current performance and expected future contributions, succession planning considerations relative to development and retention, and our performance, financial plans and budget.

In determining the compensation of our CEO, Mr. Ralph Lauren, the Compensation Committee also takes into consideration that Mr. Lauren is not only the CEO of a unique, complex, global organization with highly successful wholesale, retail and licensing divisions in multiple product categories, but he is also the founder, creator and name behind our brands. Mr. Lauren is also our lead designer and brings to us extraordinary and rare talent that is unrivaled by others in our industry. The

Compensation Committee believes that Mr. Lauren’s leadership, aesthetic vision, direction and the public’s association of his name and likeness with our branded products are unique and integral components of our success, and that his contributions to our longstanding, consistent achievement over nearly five decades have been, and continue to be, instrumental in creating significant stockholder value. These factors were taken into account with respect to setting Mr. Lauren’s compensation during Fiscal 2014 and the terms set forth in his employment agreement entered into on June 26, 2012. See the “Executive Employment Agreement” section for a summary of the terms of Mr. Lauren’s employment agreement.

In determining compensation of our other NEOs, the Compensation Committee considered the impact, scope of responsibility and leadership structure required to support the long-term growth of our business in an increasingly complex global environment. Accordingly, the key compensation considerations for Fiscal 2014 have been driven by the need to retain and motivate the senior executive team in light of their changed roles and responsibilities in the new management structure. Please see the “Changes in NEOs Compensation Arrangements in Fiscal 2014” section below for details.

Role of the Compensation Committee and Management. In addition to its responsibilities to, among other things, review and administer our compensation plans and to maintain oversight in the development of succession plans for certain key executive positions within our senior management, with respect to executive compensation, the Compensation Committee is responsible for reviewing and approving the employment agreements for each of our NEOs, which include their salary, bonus and certain other compensation components. In determining the long-term incentive component of the compensation for each of our NEOs pursuant to each of their employment agreements, the Compensation Committee considered, among such other factors as it deemed relevant, our performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to each of our NEOs in past years. As noted above under “Determination of Compensation for Executives – Market Data,” while the Compensation Committee considers market information, the Compensation Committee believes that considerations unique to our Company have a greater impact in setting executive compensation. On an annual basis, the Compensation Committee also reviews and approves the corporate performance goals and objectives relevant to the compensation payable to our NEOs.

Subject to previously approved applicable contractual obligations, the Compensation Committee also reviews and approves, on an annual basis, the compensation of key members of our senior management, and reviews and approves the corporate performance goals and objectives relevant to the compensation payable to each of them. In addition, the Compensation Committee regularly reviews the design and structure of our executive compensation programs to ensure that management’s interests are closely aligned with stockholders’ interests and that the compensation programs are designed to further our strategic priorities.

Role of Compensation Consultants. The Compensation Committee has utilized the services of Exequity LLP (“Exequity”), an independent advisor, to provide guidance in association with significant executive compensation decisions. Exequity does not provide other services to the Company or the Company’s management. In Fiscal 2014, the Compensation Committee continued to engage Exequity to provide these independent advisory services, including in connection with the preparation of Mr. Farah’s, Ms. Nemerov’s and Mr. Peterson’s new employment agreements, which are discussed in more detail below in “Changes in NEO’s Compensation Arrangements in Fiscal 2014.” The Compensation Committee retains sole responsibility for engaging any advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion.

Separate from the Compensation Committee’s consultant, during Fiscal 2014, our Company’s management continued to retain the services of Compensation Advisory Partners, LLC (“CAP”), as its independent compensation consultant. CAP’s role is to assist management in the development and analysis of executive compensation matters.

Employment Agreements

We have a longstanding practice of entering into employment agreements with our corporate officers and select members of our senior management. We believe that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment agreements for our NEOs are reviewed and approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation and independently retained legal advisors.

The guidelines for salary, bonus and certain other compensation components for each NEO are set forth in his or her respective employment agreement, and, if applicable, in amendments to that employment agreement. The agreements also provide certain benefits, including in the event of various termination or change in control situations. We believe that providing for these benefits in such situations enhances the value of the business by preserving the continuity of management during potential change in control situations and by focusing our senior executives on our long-term priorities. See “Executive Employment Agreements,” “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the payments and benefits provided under each NEO’s employment agreement.

Changes in NEOs’ Compensation Arrangements in Fiscal 2014

On September 18, 2013 we entered into new employment agreements with each of Mr. Farah (the “New Farah Employment Agreement”), Ms. Nemerov (the “New Nemerov Employment Agreement”) and Mr. Peterson (the “New Peterson Employment Agreement”). The terms of each of these agreements commenced on November 1, 2013 (“Effective Date”), to align with the roles established in connection with the creation of the Office of the Chairman. The Compensation Committee, in consultation with its independent compensation consultant, Exequity, and its independent legal advisors provided new compensation packages along with these new employment agreements, taking into account its desire to provide competitive pay-for-performance packages, drive stockholder value and incentivize for strong long-term financial results.

On the Effective Date, Mr. Farah’s role changed from President and COO to Executive Vice Chairman (“EVC”). As EVC, Mr. Farah was responsible for evaluating strategic projects, executing business development initiatives, and mentoring and counseling the management team. Mr. Farah was no longer responsible for day-to-day management of the organization. Taking into consideration Mr. Farah’s reduced time, yet recognizing his critical role and significant leadership value to the Company, the Compensation Committee and Mr. Farah agreed to the following key changes:

•	Reduced his base compensation, target bonus opportunity, annual equity award value, and annual deferred compensation payment by 50%;

•	Eliminated the payment of any cash severance for terminations without cause or resignations for good reason; and

•

Provided for the vesting of all equity awards granted prior to the effective date of the New Farah Employment Agreement upon termination of employment, subject to the achievement of performance goals where applicable.

See a copy of the New Farah Employment Agreement, as amended, as previously filed with the SEC, and “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” in this Proxy Statement for a more complete description of the key changes in the New Farah Employment Agreement as compared to Mr. Farah’s amended and restated employment agreement dated October 14, 2009, and amended as of March 29, 2010 (the “Former Farah Employment Agreement”) that was in effect during a portion of Fiscal 2014.

On the Effective Date, Ms. Nemerov was promoted from Executive Vice President to President and COO. In this new role, Ms. Nemerov’s duties expanded to include oversight of the following areas: global merchandising, manufacturing and supply chain operations, and our retail, wholesale and licensing businesses worldwide. In recognition of her increased level of responsibility, the Compensation Committee increased Ms. Nemerov’s compensation in certain respects, but also reduced her maximum severance entitlement. In particular, the Compensation Committee and Ms. Nemerov agreed to the following key changes:

•	Increased her base compensation by $100,000 and her target bonus opportunity from 200% of base salary to 300% of base salary;

•

Stabilized the aggregate target grant value of Ms. Nemerov’s annual equity awards at $9 million. Under her former employment agreement her target annual equity grants were denominated by a target value plus a fixed number of shares, which resulted in an aggregate grant value of $8,153,349 in Fiscal 2013; and

•

Reduced her maximum cash separation payments upon a termination without cause or a resignation for good reason from the continuation of her base salary for the remainder of the term (3.5 years) plus a lump sum equal to her prior fiscal year’s bonus (her maximum bonus could be 450% of her base salary), to the continuation of her base salary for two years plus a lump sum equal to 300% of her base salary.

See a copy of the New Nemerov Employment Agreement, as amended, as previously filed with the SEC, and “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” in this Proxy Statement for a more complete description of the key changes in the New Nemerov Employment Agreement as compared to Ms. Nemerov’s amended and restated employment agreement dated October 14, 2009 (the “Former Nemerov Employment Agreement”) that was in effect during a portion of Fiscal 2014.

On the Effective Date, Mr. Peterson was promoted from Senior Vice President and CFO to Executive Vice President, Chief Administrative Officer (“CAO”) and CFO. In this new role, Mr. Peterson’s responsibilities increased to include oversight of the legal, corporate facilities, global real estate, and corporate services organizations while still maintaining his role and responsibilities as CFO which included oversight of the following areas: financial planning and analysis, accounting, tax, treasury and investor relations. In recognition of this increased level of responsibility, the Compensation Committee increased Mr. Peterson’s base compensation by $100,000, his target bonus opportunity from 150% of base salary to 200% of base salary and the target grant value of his annual equity award from $1 million to $1.8 million. See a copy of the New Peterson Employment

Agreement, as amended, as previously filed with the SEC, and “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” in this Proxy Statement for a more complete description of the key changes in the New Peterson Employment Agreement as compared to Mr. Peterson’s employment agreement dated September 24, 2012 (the “Former Peterson Employment Agreement”) that was in effect during a portion of Fiscal 2014.

In Fiscal 2014, we also entered into a new employment agreement with Mr. Kosh in connection with his promotion from Senior Vice President, Human Resources to Executive Vice President, Human Resources, effective as of March 1, 2014 (the “New Kosh Employment Agreement”). The terms of the New Kosh Employment Agreement included an increase in base salary by $50,000 and, effective as of Fiscal 2015, a change in annual target bonus from $500,000 to 75% of base salary. The target grant value of Mr. Kosh’s annual equity award remained unchanged under the New Kosh Employment Agreement. These new terms provide the appropriate mix and level of compensation in recognition of Mr. Kosh’s critical role, responsibilities and historical, current and expected contributions, especially in light of his key role in managing the personnel changes resulting from the establishment of the Office of the Chairman and other organizational changes at the senior management level. See a copy of the New Kosh Employment Agreement, as previously filed with the SEC, and “Executive Employment Agreements” and “Potential Payments Upon Termination or Change in Control” in this Proxy Statement for a more complete description of the key changes in the New Kosh Employment Agreement as compared to his amended and restated employment agreement dated as of February 24, 2013 (the “Former Kosh Employment Agreement”) that was in effect during most of Fiscal 2014.

Key Components of Executive Compensation

The principal elements of our executive compensation programs are summarized in the following table and described in more detail below.

Compensation Element	Brief Description	Objectives
Base Salary	• Fixed compensation	• Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled employees

Annual Cash Incentive Bonus	• Variable, performance-based cash compensation earned based on achieving pre-established annual goals	• Motivate and reward employees to achieve or exceed our current-year financial goals

Long-Term Equity-Based Incentives	• Variable equity compensation earned based on achieving pre-established long-term goals	• Align an employee’s interest with that of our stockholders and encourage executive decision-making that maximizes value creation over the long-term
• Stock Options	• Stock options are granted at fair market value and generally have pro-rata three-year vesting and a seven-year term	• Align compensation with stockholders’ interests
• Provide value to the extent the stock price increases above the grant price
• Pro-Rata Restricted Performance Share Units (RPSUs)	• Earned and eligible for payout ratably over three years based on achievement of a pre-established performance goal for the initial fiscal year and continued employment through the vesting dates	• Align compensation with stockholders’ interests
• Facilitate and reward achievement of our annual financial goals through a combination of performance goal and time-based payouts
• Aid in retention of key employees in a highly competitive market for talent

• Cliff RPSUs	• Earned based on our achievement of a pre-established cumulative net earnings goal over a three-year fiscal performance period and continued employment	• Align compensation with stockholders’ interests
• Facilitate and reward achievement of our long-term growth plan

• Aid in retention of key employees in a highly competitive market for talent

• Cliff RPSUs with TSR Modifier

•       Same as Cliff RPSUs but subject to adjustment (a “TSR Modifier”) based on our relative TSR performance, which measures the performance of our stock price and dividends, as compared to the TSR generated by the S&P 500 during the same three-year fiscal performance period

•       Align compensation with stockholders’ interests

•       Facilitate and reward achievement of our long-term growth plan

•       Aid in retention of key employees in a highly competitive market for talent

•       Link level of award with relative performance against other S&P 500 companies

• Restricted Stock Units (RSUs)	• Earned and eligible for payout over a number of years based on the passage of time and continued employment
• Provide in very limited and unique situations
• Aid in attraction and retention of select key employees in a highly competitive market for talent

Base Salary

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. Base salaries for each of our NEOs are determined and approved by the Compensation Committee as set forth in their respective employment agreements. In general, base salaries may be reviewed periodically by the Compensation Committee. In Fiscal 2014, the base salaries for Mr. Farah, Ms. Nemerov and Mr. Peterson were adjusted to recognize the changes in responsibilities as a result of the establishment of the Office of the Chairman. Mr. Kosh received a base salary adjustment in connection with his promotion from Senior Vice President to Executive Vice President.

Performance-based Compensation Programs

The Compensation Committee strongly believes that our compensation practices accomplish the goal of pay-for-performance by rewarding our executives for the achievement of both short-term and long-term superior financial and strategic performance. To align our executives’ compensation with stockholders’ interests, the Compensation Committee has concluded that a majority of our executives’ compensation should be at-risk — in the form of annual cash incentive and long-term equity-based awards.

The charts below show the balance of the at-risk elements that comprised the target direct compensation for our NEOs in Fiscal 2014 and correlate to the Summary Compensation Table found on page 56. These charts illustrate the significance of the performance-based portions of our NEO compensation programs relative to total compensation and the alignment with performance and shareholder interests. For Fiscal 2014, 93% of Mr. Lauren’s target total direct compensation was at-risk.

Annual Cash Incentive Awards

In Fiscal 2014 all of our NEOs participated in the Amended and Restated Executive Officer Annual Incentive Plan (“EOAIP”), a stockholder approved, short-term cash incentive bonus plan, in which the Compensation Committee determines the EOAIP participants from among our executive officers. The EOAIP is designed to promote executive decision-making and achievement that supports the realization of key overall Company financial goals.

Key features of the EOAIP are:

•	Payouts are based on different levels of achievement, which include Threshold, Target and Maximum levels. The Compensation Committee establishes the Threshold, Target and

Maximum levels each year. In Fiscal 2014, the Compensation Committee determined that the following performance levels were applicable to corporate participants:

Threshold	The minimum level of performance for which a bonus is paid and set at 80% of the Target level. No bonuses will be earned if the Threshold level of performance is not achieved.
Target	100% achievement of financial goals.
Maximum	Achievement at a superior level of performance of up to 110% of the Target level.

•	No payouts are made in any year in which we fail to earn a profit.

•

Participants are eligible for a bonus opportunity based 100% on our overall financial performance without consideration of performance of specific divisions or any discretionary performance factors. Bonus payments are subject to adjustments, if applicable, as described further below.

•	Participants may have individual payout schedules based upon each such participant’s existing employment agreement.

•	All bonuses under the EOAIP are capped, subject to the respective employment agreements of each participant.

•	The Compensation Committee has the authority to:

➢	determine the EOAIP participants from among our executive officers;

➢	establish the financial performance goals (from the list of performance measures previously approved by stockholders) and payout schedules, including any adjustments;

➢

to the extent permitted under Section 162(m) of the Internal Revenue Code (the “Code”), to omit, among other things, the effect of unbudgeted extraordinary items, any gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles;

➢	establish the required achievement levels against pre-determined performance goals under the EOAIP; and

➢	exercise discretion to reduce or eliminate, but not increase, the bonus amounts payable under the EOAIP.

The Compensation Committee believes that maintaining the EOAIP provides the Compensation Committee with the flexibility to maintain an incentive plan for these executive officers that is tightly aligned with their significant roles and broad responsibilities within the Company and reflects their contributions to our overall success.

Fiscal 2014 Cash Incentive Bonuses Paid Under the EOAIP

Each year, we engage in an extensive and deliberate process to establish our budget, performance measures and performance targets which are then presented to the Compensation Committee for approval. After our independent auditors issue their final audit opinion for the completed fiscal year, the Compensation Committee determines the extent, if at all, to which performance has been achieved against pre-established targets and, based upon the degree of achievement, approves the annual cash incentive bonuses payable to each NEO under the EOAIP. The Compensation Committee believes that the performance of each of our NEOs is represented by the Company’s results and thus, individual performance is not considered in determining their bonuses. Each of Mr. Farah, Ms. Nemerov, Mr. Peterson, and Mr. Kosh have their respective bonuses adjusted (from minus 10% to plus 10%) based upon the degree of achievement of a previously established additional strategic financial goal. The bonus payment for Mr. Lauren is based solely on actual performance against the Company’s overall performance measures, as selected by the Compensation Committee for the applicable fiscal year, and is not adjusted based on performance against the aforementioned additional strategic financial goal.

The table below sets forth the threshold bonus, target bonus, maximum bonus and actual Fiscal 2014 bonus for each of our NEOs:

Name/Title	Threshold Bonus	Target Bonus	Maximum Bonus[2]	Actual Fiscal 2014 Bonus[3]
Ralph Lauren[1] Chairman and CEO	$4,500,000	$9,000,000	$13,500,000	$8,107,759
Roger N. Farah[1,4] Executive Vice Chairman	$2,375,000	$4,750,000	$7,125,000	$4,702,500
Jackwyn L. Nemerov[1,5] President and COO	$1,150,000	$2,300,000	$3,450,000	$2,271,500
Christopher H. Peterson[1,4] Executive Vice President, CAO and CFO	$725,000	$1,450,000	$2,525,000	$1,435,500
Mitchell A. Kosh[1] Executive Vice President, Human Resources	$250,000	$500,000	$1,000,000	$495,000

(1)

Threshold, target and maximum bonus amounts payable to Mr. Farah, Ms. Nemerov, Mr. Peterson, and Mr. Kosh, and target and maximum bonus amounts payable to Mr. Lauren, are set forth in their respective employment agreements.

(2)

The maximum bonus amount shown for the NEOs other than Mr. Lauren does not reflect a possible adjustment up or down by up to 10% which may be made based on relative achievement of the strategic financial goal.

(3)

Except for Mr. Lauren, this amount reflects upward adjustment of 10% to reflect our Fiscal 2014 performance against the strategic financial goal. The strategic financial goal was selling, general and administrative expenses as a percentage of net revenues.

(4)

Threshold, target and maximum bonus amounts payable to Mr. Farah and Mr. Peterson in Fiscal 2014 reflect pro-rated amounts based on new salaries and bonus targets per their respective new employment agreements effective November 1, 2013.

(5)

Represents annual threshold, target, and maximum bonus amounts payable to Ms. Nemerov, calculated in each case as the sum of: (1) the Fiscal 2014 full year annual bonus (which is $1.8 million at target and $2.7 million at maximum) based on salary, targets and goals established by the Compensation Committee at the beginning of Fiscal 2014 and (2) an incremental bonus (which is $500,000 at target and $750,000 at maximum) based on the Company’s performance between November 1, 2013 and the end of Fiscal 2014 using targets and goals prior established and previously approved by the Compensation Committee.

For Fiscal 2014, under the EOAIP, the performance measure selected was net income before taxes (“NIBT”). The Compensation Committee believes that NIBT is aligned with stockholders’ interests and is a comprehensive indicator of our annual performance. Following our achievement of record earnings in Fiscal 2013, the Compensation Committee established Fiscal 2014 financial targets, taking into consideration factors such as; core business growth, the impact of license acquisitions, unfavorable foreign currency exchange rates, investment costs for operating systems and infrastructure to support our global growth objectives and maximize customer relationship management, and an economic recovery that remains uneven in many of the areas in which we operate. As a result, the Compensation Committee established full-year Fiscal 2014 financial goals at a level that would require a sufficiently challenging, higher level of performance relative to the prior fiscal year’s results in order to achieve target bonus payouts. The Compensation Committee also believes that managing the Company’s selling, general and administrative expenses as a percentage of net revenues is an important part of our ongoing strategic objectives. As a result, the strategic financial goal performance measure selected for Mr. Farah, Ms. Nemerov, Mr. Peterson and Mr. Kosh was selling, general and administrative expenses (excluding expense for cash bonuses and expense for stock awards) as a percentage of net revenues.

Pursuant to the New Nemerov Employment Agreement, effective November 1, 2013, a portion of Ms. Nemerov’s annual target bonus opportunity was based on the full-year Fiscal 2014 financial goals and a portion was based on the Company’s financial targets that were set for the performance period between November 1, 2013 and the end of Fiscal 2014, as prior established and previously approved by the Compensation Committee.

Each of our NEOs was eligible for a bonus in Fiscal 2014 when we reached 80% of the full year NIBT target. In Fiscal 2014 we reached 96% of the NIBT target which resulted in payment of bonuses less than target. The Compensation Committee believes this level of payout represents strong pay for performance alignment. The following table sets forth our Fiscal 2014 EOAIP target NIBT goals compared to Fiscal 2013 and actual performance as measured against those goals.

Performance Period	Target Goal (millions)	Actual Performance[1] (millions)	Adjustment for Strategic Financial Goal (expense management)	Actual Compensation Awarded as a % of Target[2]

Full- Year Fiscal 2013	$1,085.3	$1,128.3	+10%	120% - 178%

Full-Year Fiscal 2014	$1,159.8	$1,114.4	+10%	90% - 99%

November 1, 2013 – Fiscal Year End 2014 [3]	$538.2	$487.8	+10%	98%

(1)	Represents actual NIBT performance results after giving effect to various adjustments, approved by the Compensation Committee.

(2)	The 10% increase in annual bonus attributable to the adjustment for the strategic financial goal is not applicable to Mr. Lauren.

(3)	Applicable to the determination of a portion of Ms. Nemerov’s bonus payout pursuant to the New Nemerov Employment Agreement as described above.

Long-Term Equity-Based Incentives

Long-term equity-based incentives are intended to align executive and stockholder interests and encourage executive decision-making that maximizes stockholder value creation over the long term. The values, mix, and type of annual grants for each senior executive are discussed by management and the Compensation Committee and ultimately approved by the Compensation Committee, unless the terms have been previously approved and set forth in an employment agreement. For Mr. Lauren, Mr. Peterson and Mr. Kosh, the determination of their Fiscal 2014 annual grants is provided for under their respective employment agreements. We also require, through stock ownership guidelines, that our directors, our NEOs and select other members of our senior management team hold a certain amount of equity in order to build and maintain a long-term ownership position in our company. See “Stock Ownership Guidelines” below. In addition, certain shares underlying vested restricted stock units (“RSUs”) held by Mr. Lauren must continue to be held and are not distributable to him until his employment is terminated.

All equity awards to our NEOs in Fiscal 2014 were granted under our 2010 Amended and Restated Long-Term Stock Incentive Plan (the “2010 Stock Incentive Plan”). During Fiscal 2014, these awards consisted of stock options, RPSUs and RSUs. For a complete description of these awards, see “Fiscal 2014 Long-Term Equity-Based Incentive Awards” below.

Stock Options

Non-qualified stock options generally vest ratably over a three-year period, subject to continued employment through the applicable vesting date. Stock options are granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our Class A Common Stock on the grant date. In addition, we have not re-priced or re-issued any stock options. The 2010 Stock Incentive Plan, and our predecessor plan, the 1997 Long-Term Stock Incentive Plan (the “1997 Stock Incentive Plan”), both prohibit the re-pricing or re-issuing of stock options.

The vast majority of stock options are granted to our eligible employees, including our NEOs, during the annual award process. Typically, the Compensation Committee sets the grant date for the annual award of stock options approximately three weeks before our first fiscal quarter earnings release date, making the grants effective in mid-July. In addition to these annual equity awards, grants may be made to certain newly hired or promoted employees at the end of each fiscal quarter. Such awards are typically granted and priced as of the last business day for the fiscal quarter following the hiring or promotion of an employee, but may also be granted effective on another date such as the date of a previously scheduled Compensation Committee meeting.

Restricted Performance Share Units (RPSUs)

We grant three types of RPSUs: Cliff RPSUs, Cliff RPSUs with TSR Modifier and Pro-Rata RPSUs, all of which provide the recipient with the opportunity to receive shares of our Class A Common Stock based on our achievement of performance goals over a specified period. Our achievement of our performance goals is subject to adjustment to exclude the effect of certain unbudgeted events and transactions, as permitted under the 2010 Stock Incentive Plan, in accordance with the rules established by the Compensation Committee at the beginning of each fiscal year.

The performance measures for each kind of RPSU are set by the Compensation Committee at the time of grant and may include one or more of the following factors:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share;

•	net operating profit;

•	net revenue or net revenue growth;

•	gross profit or gross profit growth; or

•	return on assets.

Cliff RPSUs. Cliff RPSUs typically vest based on our cumulative net earnings over a three-year performance period. The Compensation Committee believes that cumulative net earnings is an appropriate performance measure since it is a comprehensive measure that assesses our overall performance over a significant period of time, including the effects of our strategic and capital plans, and is aligned with measures often used by the investment community.

The Cliff RPSU grant provides for a target number of shares that will vest and be paid out subject to achievement of pre-established financial goals. The performance and payout levels are summarized as follows:

Performance Level	% of Goal Achieved	% of Target Cliff RPSUs Vested
Threshold	70%	75%
Target	100%	100%
Maximum	110%	150%

No payout is earned for performance below Threshold. Vesting is interpolated for performance between 70% and 100% of Target, and for performance between 100% and 110% of Target.

The Compensation Committee believes the payout percentages provide an appropriate balance between the performance levels required relative to the level of payout, based on targets that require significant effort for achievement over a multi-year period. Once an award is granted in any fiscal year, the pre-established performance measures, performance goals, vesting schedule or payout schedule cannot be modified for that grant, unless otherwise approved by the Compensation Committee, during the applicable performance term.

In June 2014, Cliff RPSU awards that were granted in Fiscal 2012 vested based upon our achievement of pre-established financial goals for the three-year performance period (Fiscal 2012-2014). Our cumulative net earnings performance target for this three-year fiscal period from Fiscal 2012 through Fiscal 2014 was approximately $1,921.0 million. The target for the Fiscal 2012 Cliff RPSUs was based on the three-year plan established during the fall of 2010, as our Fiscal 2012 began on April 3, 2011. In establishing the targets for the Fiscal 2012 Cliff RPSUs, we required ongoing performance improvement based on the three-year plan. The Compensation Committee established the Fiscal 2012 Cliff RPSU financial targets for the three-year performance period to require a higher level of performance relative to Fiscal 2011’s strong results and taking into consideration various other factors, including negative foreign exchange impacts, additional investment costs for new product development and the acquisition of certain licenses. Actual performance for the three-year period was approximately $2,262.5 million, or approximately 118% of target, after giving effect to various adjustments, approved by the Compensation Committee in accordance with the terms of the awards. Based on this performance, the Cliff RPSUs that vested in June 2014 were paid out at maximum, or 150% of target, except for certain Cliff RPSUs awarded to Ms. Nemerov as set forth below.

Cliff RPSUs with TSR Modifier. Cliff RPSUs with TSR Modifier, granted for the first time in Fiscal 2013, vest based on the same cumulative net earnings goal over three fiscal years, in accordance with the vesting percentages described above for Cliff RPSUs and include a performance modifier based on TSR. The Compensation Committee believes that cumulative net earnings is an appropriate performance measure since it is a comprehensive measure that assesses our overall performance over a significant period of time, including the effects of our strategic and capital plans, and is aligned with measures often used by the investment community. The Compensation Committee also believes that, in tying a portion of the NEOs’ compensation to this additional performance metric, we better align our NEOs’ compensation with stockholders’ interests.

The TSR Modifier is based on relative TSR that compares our TSR (which measures the performance of our stock price and dividends) to the TSR generated by the S&P 500 during the applicable three-year performance period. At the end of the performance period, the Compensation Committee will adjust the final Cliff RPSU with TSR Modifier award by the amount of the TSR Modifier as set forth below:

Relative TSR Performance Range	TSR Adjustment
≥80th Percentile	125%
≥60th but <80th Percentile	112.5%
≥40th but <60th Percentile	100%
≥30th but <40th Percentile	87.5%
< 30th Percentile	75%

        There shall be no interpolation for performance between identified Relative TSR performance ranges.

Pro-Rata RPSUs. Pro-Rata RPSUs vest one-third each year over three years, provided the performance goal is achieved in the first fiscal year. All three tranches of the Fiscal 2014 Pro-Rata RPSUs were earned and available for vesting based on our achievement of the Fiscal 2014 performance goal. The Compensation Committee believes that the use of NIBT as a measure for the award of Pro-Rata RPSUs is, like the performance measure utilized under the EOAIP, a comprehensive indicator of our annual performance. Unlike Cliff RPSUs, the Pro-Rata RPSUs do not provide for payouts above or below the target shares awarded. If the performance goal had not been achieved in Fiscal 2014, all three tranches of the Fiscal 2014 Pro-Rata RPSU awards would have been forfeited.

The performance level that had to be achieved in order for the Fiscal 2014 Pro-Rata RPSUs to be earned and available for vesting was the Threshold level of approximately $927.9 million, which, in this case, was approximately 80% of the target NIBT of approximately $1,159.8 million (the same target level established under our EOAIP). We exceeded the Threshold NIBT performance level, after giving effect to various adjustments approved by the Compensation Committee in accordance with the terms of the awards. As a result, in June 2014, 100% of the target shares for the first tranche of the

Fiscal 2014 Pro-Rata RPSUs vested and were paid out. The second and third tranches of the Fiscal 2014 Pro-Rata RPSUs will vest based solely on continuous service from the grant date to the respective vesting dates for the second and third tranches.

Restricted Stock Units (RSUs)

In very limited situations such as in connection with new hires and critical retention needs, we may grant time-based vesting RSUs to certain employees.

Fiscal 2014 Long-Term Equity-Based Incentive Awards

The Compensation Committee establishes guidelines annually for determining long-term equity-based incentive grants to certain of our employees under the 2010 Stock Incentive Plan. These guidelines generally provide that the type of awards and the number of shares to be granted to employees are based on their position levels within our Company. In Fiscal 2014, Mr. Lauren, Mr. Peterson and Mr. Kosh received long-term equity-based incentive awards as provided under their respective employment agreements.

In Fiscal 2014, each of our NEOs received an annual long-term equity award consisting of stock options, Cliff RPSUs and Cliff RPSUs with TSR Modifier. In addition, as a result of their expanded roles and responsibilities, Ms. Nemerov and Mr. Peterson each received special equity awards consisting of stock options, Cliff RPSUs, and Cliff RPSUs with TSR Modifier. Mr. Kosh also received a special equity award pursuant to the Former Kosh Employment Agreement dated February 24, 2013 in the form of Pro-Rata RPSUs. This award was made pursuant to his employment agreement and took into consideration his critical role and responsibilities, and historical, current, and expected contributions.

In Fiscal 2014, each of our NEOs received the following long-term equity grants:

Name	Stock Options[1]	Cliff RPSUs	Cliff RPSUs with TSR Modifier	Pro-Rata RPSUs
Ralph Lauren Chairman and CEO	71,199	27,603	27,603	—
Roger N. Farah Executive Vice Chairman	63,237	15,773	15,773	—
Jackwyn L. Nemerov[2] President and COO	74,388	18,028	18,028	—
Christopher H. Peterson[2] Executive Vice President, CAO and CFO	14,697	3,590	3,590	—
Mitchell A. Kosh Executive Vice President, Human Resources	5,532	1,380	1,380	8,640

(1)

The stock options granted to each of our NEOs have a term of seven years. All options shall vest ratably on the first three anniversaries of the date of grant with the exception of the special grant of stock options to Ms. Nemerov made on November 4, 2013. The stock options for that award will vest one-third on the first anniversary of the grant date, and one-third on each of July 15, 2015 and July 15, 2016, (which are the second and third anniversaries of the date on which stock options were granted to other senior executive of the Company in Fiscal 2014).

(2)

Includes special equity awards in accordance with the New Nemerov Employment Agreement and the New Peterson Employment Agreement which became effective as of November 1, 2013. For Ms. Nemerov, her special equity award was granted on November 4, 2013 and consisted of 47,118 stock options, 11,226 Cliff RPSUs and 11,226 Cliff RPSUs with TSR Modifier. For Mr. Peterson, his special equity award was granted on November 4, 2013 and consisted of 6,792 stock options, 1,618 Cliff RPSUs, and 1,618 Cliff RPSUs with TSR Modifier.

Stock Ownership Guidelines

Our Board and Compensation Committee believe it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our Company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. Our compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at-risk over a long-term period. In June 2010, the Compensation Committee established stock ownership guidelines for our non-employee directors, our NEOs and select other members of our senior management group to further link the interests of these individuals with those of our stockholders.

The guidelines provide that non-employee directors and such employees who were covered by the guidelines at the time of implementation must attain ownership of a specific number of shares by June 2015, which is approximately five years from the implementation of the guidelines.

Non-employee directors who become members of the Board, and employees who join us or otherwise become subject to the guidelines after implementation of the guidelines, will have five years from June 30th in the year following the date they joined us or become subject to the guidelines to attain the requisite numbers of shares specified in the guidelines. These shares must be held by such employees until they leave us or until they are no longer covered by the guidelines, as the case may be. Directors must hold the shares until they no longer serve as a member of our Board. The guidelines for executives and other senior members of management were based on competitive multiples of salary converted to fixed numbers of shares based on the 200-day average stock price. For these employees, the guidelines are based on fixed share targets that vary depending on such employee’s position and level within our company. In November 2013, the Compensation Committee reassessed Ms. Nemerov’s and Mr. Peterson’s ownership guideline targets based on their expanded roles, their increases in base salary and the 200-day average stock price in late 2013. Based on these considerations, Ms. Nemerov’s target was increased from 35,000 shares to 40,000 shares and Mr. Peterson’s target was increased from 15,000 shares to 18,000 shares. Further details on the guidelines for non-employee directors are provided in the “Director Compensation” section. If an employee who is subject to the guidelines or a director does not meet his or her ownership requirement within the applicable five-year period, such executive or director will not be permitted to dispose of any shares acquired upon the exercise of stock options or upon the vesting of RPSUs, RSUs or restricted stock, as the case may be, until he or she satisfies the requirements of the guidelines.

Stock ownership targets for our NEOs are:

Name [1]	Share Ownership Target
Ralph Lauren, Chairman and CEO	80,000 shares
Roger N. Farah, Executive Vice Chairman [2]	45,000 shares
Jackwyn L. Nemerov, President and COO	40,000 shares
Christopher H. Peterson, Executive Vice President, CAO and CFO	18,000 shares
Mitchell A. Kosh, Executive Vice President, Human Resources	18,000 shares
_____________________
(1)

Mr. Lauren, Mr. Farah, and Mr. Kosh have until June 2015 to fulfill their ownership guidelines. Ms. Nemerov has until June 2015 to meet her original 35,000-share target and until June 2019 to meet her additional 5,000-share target. Mr. Peterson has until June 2018 to meet his original 15,000-share target and until June 2019 to meet his additional 3,000-share target.

(2)	Effective May 31, 2014, Mr. Farah resigned from our Company as Executive Vice Chairman. As a result, he is no longer subject to our stock ownership guidelines.

Shares directly or beneficially owned by an employee subject to the guidelines count toward the achievement of ownership guidelines, including certain shares underlying vested RSUs that may not be distributed to Mr. Lauren and Mr. Farah until their employment is terminated. The Compensation Committee believes that this is the most consistent method of determining ownership, as unvested RPSUs, unvested RSUs and vested but unexercised stock options may not determine the actual number of shares that an individual owns until a future date.

All Other Compensation

Employee Benefits. We provide a number of benefit plans to all eligible employees, including our NEOs. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short and long-term disability coverage and a 401(k) plan. Our NEOs are also eligible for financial counseling and an annual car allowance (except for those NEOs who receive the use of an automobile and driver as provided below), and in the case of Mr. Lauren, Mr. Farah, Ms. Nemerov, and Mr. Kosh, an annual executive physical.

Other Benefits. We provide our NEOs with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation programs. We believe that these benefits generally allow our executives to work more efficiently, promote our brand and are legitimate business expenses. The costs of these benefits constitute only a small percentage of each NEO’s total compensation. We provide the use of an automobile and driver to Mr. Lauren and to Ms. Nemerov. In addition, pursuant to his employment agreement and for security purposes, Mr. Lauren is required to use private aircraft for any travel and is reimbursed for the expense of such business travel. Furthermore, under Mr. Lauren’s current employment agreement, we will reimburse him up to a maximum aggregate amount of $200,000 for any expense incurred as a result of his use of his private aircraft, or other acceptable private aircraft, for personal travel. Under their respective employment agreements, and for security purposes, Ms. Nemerov may use the Company’s aircraft for any travel, and Mr. Farah must use the Company’s aircraft or other private aircraft for any travel. Our other NEOs are permitted to use our aircraft for personal travel on a limited basis. We also provide a merchandise discount on most of our products to all of our employees, including our NEOs. See the “All Other Compensation” column of the “Summary Compensation Table” and related footnotes for a discussion of all perquisites and other personal benefits provided to our NEOs.

Deferred Compensation. We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain of our employees, generally for those who had a title of Vice President and above when they were admitted to such plan. In October 2004, we ceased admitting new participants under the SERP. During Fiscal 2009, we suspended annual contributions to the SERP, and participants were allowed to withdraw their balances in early Fiscal 2010 if they no longer wished to remain a participant in the SERP. Participants who remain in the SERP continue to receive interest on SERP balances based on the mid-term Applicable Federal Rate. All participants in the SERP are 100% vested. Of the three NEOs who were participants in the SERP, only Mr. Kosh remains a participant.

In addition, Mr. Farah was entitled to receive deferred compensation pursuant to the provisions of his employment agreement. See the “Nonqualified Deferred Compensation” table for a detailed description of these arrangements.

Related Considerations

Certain Tax Matters. Although Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to “covered employees” (which are defined as our NEOs, other than the CFO), qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In assessing compensation proposals with respect to our NEOs, the Compensation Committee considers, among other things, the tax deductibility of such compensation, but reserves the right in all events to compensate our NEOs in a manner commensurate with performance and the competitive environment for executive and creative talent. As a result, some or all portions of the compensation paid to an NEO whose compensation is subject to the deduction limits described above may not be deductible by us.

Our EOAIP, 1997 Stock Incentive Plan and 2010 Stock Incentive Plan are designed to permit the deductibility of awards payable to our NEOs for federal income tax purposes even if the compensation paid to any such officer exceeds $1,000,000. However, a portion of Mr. Lauren’s annual base salary will not be deductible since it exceeds $1,000,000. In addition, the compensation attributable to the Cliff RPSUs awarded to Mr. Lauren which vested during Fiscal 2014, and the time-based vesting RSUs awarded to Mr. Farah which vested in Fiscal 2013 and were distributed to Mr. Farah after the end of Fiscal 2014, will also not be deductible because such awards are not considered performance-based for purposes of Section 162(m). See “Executive Employment Agreements.”

Accounting Matters. Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Compensation Committee considers in determining the amount, form, and design of each pay component for our executives.

Adjustment or Recovery of Awards. The EOAIP includes a formal policy regarding the recovery of awards granted under the EOAIP in connection with a restatement of our financial statements. Under this policy, if, as a result of a NEO’s intentional misconduct or gross negligence, we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may, in its reasonable discretion, require such executive to promptly reimburse us for the amount of any payment previously received by the executive pursuant to the EOAIP that was earned or accrued during the twelve month period following the earlier of the first public issuance or filing with the SEC of any financial document embodying such financial reporting requirement that required such accounting restatement.

We have also adopted this policy with regard to awards granted to our NEOs under the 1997 Stock Incentive Plan and the 2010 Stock Incentive Plan. We have not experienced any situations or occasions that could have resulted in a recovery of an award or payment under such policy. If we do experience a situation or occasion that could result in such a recovery in the future, the Compensation Committee would assess the circumstances relating to the potential recovery and take such legally permissible actions as it believes to be appropriate in its discretion at such time. We may also seek repayment in our sole and absolute discretion, or, if applicable, in the reasonable discretion of the Compensation Committee, of bonus payments or awards provided to executives based upon the occurrence of various events including, but not limited to, termination of employment for cause, a material violation of our material written policies, a breach of a fiduciary duty or duty of loyalty to us, or a breach of any restrictive covenants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with management and with the other members of the Board. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the CD&A be included in our Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Joel L. Fleishman (Chair)

Frank A. Bennack, Jr.

Hubert Joly

Steven P. Murphy

EXECUTIVE COMPENSATION MATTERS

Summary Compensation Table

The following table sets forth a summary of all compensation awarded or paid to or earned by our NEOs serving as of March 29, 2014, the end of Fiscal 2014, for services rendered in all capacities to us (including our subsidiaries) for Fiscal 2014, Fiscal 2013 and Fiscal 2012.

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total[8] ($)
Ralph Lauren	2014	1,750,000		9,440,416	4,977,166	8,107,759		262,595	24,537,936
Chairman & CEO	2013	1,632,692	-	8,963,573	4,511,278	10,775,229	-	274,406	26,157,178
	2012	1,250,000	-	10,089,750	5,222,000	19,500,000	-	264,032	36,325,782

Roger N. Farah	2014	716,538		5,237,433	2,803,132	4,702,500		333,128	13,792,731
Executive Vice Chairman	2013	900,000	-	4,958,849	2,893,286	8,646,000	-	442,653	17,840,788
	2012	900,000	-	4,455,883	3,850,703	9,900,000	-	443,575	19,550,161

Jackwyn L. Nemerov	2014	940,769		5,897,707	3,069,526	2,271,500		140,829	12,320,331
President & COO	2013	900,000	-	6,905,678	1,247,671	2,593,800	-	145,136	11,792,285
	2012	900,000	-	7,265,086	825,128	2,970,000	-	130,915	12,091,129

Christopher H. Peterson	2014	840,769		1,179,306	618,628	1,435,500		251,871	4,326,074
EVP, CAO & CFO	2013	415,385	50,000	1,373,537	915,393	1,104,484	-	243,835	4,102,634

Mitchell A. Kosh	2014	803,846		2,002,640	245,219	495,000		46,012	3,592,717
EVP Human Resources	2013	744,231	-	393,667	204,108	712,800	-	65,787	2,120,593
	2012	694,231	-	484,107	137,278	880,000	-	51,181	2,246,797

(1)

The amounts reported in this column represent base salaries paid to each of the NEOs for the applicable fiscal year as provided for in each of their respective employment agreements. See “Executive Employment Agreements.”

(2)

With the exception of Mr. Peterson who received a $50,000 one-time sign-on bonus in connection with his initial hire in Fiscal 2013, the NEOs did not receive any discretionary bonuses, sign-on bonuses, or other annual bonus payments that are not contingent on the achievement of stipulated performance goals. Cash bonus payments that are contingent on achieving pre-established and communicated goals, including payments under the EOAIP, appear in the column headed, “Non-Equity Incentive Plan Compensation.”

(3)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of RSU and RPSU (Pro-Rata RPSU, Cliff RPSU and Cliff RPSU with TSR Modifier) awards granted during Fiscal 2014, Fiscal 2013 and Fiscal 2012, calculated in accordance with Accounting Standards Codification topic 718, “Stock Compensation” (“ASC 718”). The increased amount for Mr. Kosh’s Stock Award is attributable to a One-Time Pro-Rata RPSU award with target value of $1,500,000 granted in Fiscal 2014 pursuant to the Former Kosh Employment Agreement. For Cliff RPSU awards that include a market condition in the form of a TSR Modifier, a Monte Carlo simulation model is used to determine the fair value on the date of grant. We determine the fair value of RSU awards and RPSU awards (without TSR Modifier) using the average of the high and low stock prices on the date of grant, as adjusted to reflect the absence of dividends for those awards that are not entitled to dividend equivalents. For RPSUs, the amounts shown in the table reflect the aggregate grant date fair value at the Target achievement level.

If Performance were assumed to be at the Maximum level for Cliff RPSUs and Cliff RPSUs with TSR Modifier, the aggregate grant date fair value would increase as follows:

	Fiscal 2014		Fiscal 2013		Fiscal 2012

	Cliff RPSUs	Cliff RPSUs with TSR Modifier	Cliff RPSUs	Cliff RPSUs with TSR Modifier	Cliff RPSUs
Ralph Lauren	$2,317,893	$4,204,052	$2,260,816	$3,886,698	$5,044,875
Roger N. Farah[a]	$1,286,914	$2,330,653	$1,248,179	$2,154,680	N/A
Jackwyn L. Nemerov	$1,480,047	$2,570,412	$538,281	$929,212	$949,306
Christopher H. Peterson[b]	$294,226	$516,998	N/A	N/A	N/A
Mitchell A. Kosh	$112,594	$203,912	$99,089	$171,053	$174,055

a Mr. Farah’s Fiscal 2012 stock award of RSUs can only by paid out at Target.

b Mr. Peterson joined the Company on September 24, 2012 and received his initial equity award on September 28, 2012. His Fiscal 2013 stock award of RSUs can only be paid out at Target.

(4)	The stock-based compensation amounts shown reflect the aggregate grant date fair value, assuming no risk of forfeiture, of stock option awards granted during Fiscal 2014, Fiscal 2013 and Fiscal 2012 calculated in accordance with ASC 718. We use the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 20 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for Fiscal 2014.

(5)	The amounts reported in this column represent payments made under the EOAIP in May, following the expiration of the fiscal year to which the payments relate.

(6)	The NEOs did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified. See “Non-Qualified Deferred Compensation.”

(7)	The amounts reported in this column represent the aggregate dollar amount for each NEO of all other compensation for the year, including perquisites and other personal benefits. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for an NEO if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual.

In Fiscal 2014, Mr. Lauren received perquisites and other personal benefits, including personal use of an automobile and driver ($61,091), enhanced amount of business travel accident coverage, security personal use of the Company’s aircraft and reimbursement for personal travel on private aircraft ($200,000). In Fiscal 2014, Mr. Farah received perquisites and other personal benefits including personal use of the Company’s aircraft ($94,433), contribution to a non-qualified deferred compensation arrangement ($197,917) an automobile allowance, enhanced amount of business travel accident coverage and financial planning services. The calculation of incremental cost to the Company for any executive’s personal use of the Company’s aircraft includes the variable costs incurred by the Company as a result thereof consisting of a portion of aircraft fuel, any flight-related fees and any travel expenses for the flight crew. In Fiscal 2014, Mr. Farah and each of Ms. Nemerov, Mr. Peterson, and Mr. Kosh had joint personal flights on the Company’s aircraft. The incremental cost for this flight is divided equally between Mr. Farah and each of Ms. Nemerov, Mr. Peterson and Mr. Kosh. In Fiscal 2014, Ms. Nemerov received perquisites and other personal benefits, including personal use of an automobile and driver ($29,877), personal use of the Company’s aircraft ($82,548), enhanced amount of business travel accident coverage and financial planning services. In Fiscal 2014, Mr. Peterson received perquisites and other personal benefits including relocation allowances and expenses ($145,755), tax gross-up related to relocation expenses ($57,016), an automobile allowance, personal use of the Company’s aircraft, enhanced amount of business travel accident coverage and financial planning services. In Fiscal 2014, Mr. Kosh received perquisites and other personal benefits including personal use of the Company’s aircraft, an automobile allowance, enhanced amount of business travel accident coverage and financial planning services. In addition to the perquisites and other benefits described above, our NEOs receive a merchandise discount on most of our products which is also provided to all of our employees. In addition, Ms. Nemerov and Mr. Kosh participate in an executive long-term disability insurance plan, for which the Company incurs no incremental cost.

(8)	The amounts reported in this column are the sum of columns 1 through 7 for each of the NEOs. All compensation amounts reported in this column include amounts paid and amounts deferred.

        Grants of Plan-Based Awards Table

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the NEOs in Fiscal 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards[4] ($/Sh)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold[1] ($)	Target[1] ($)	Maximum[1] ($)	Threshold[2] (#)	Target[2] (#)	Maximum[2] (#)
Ralph			$4,500,000	$9,000,000	$13,500,000
Lauren	07/15/2013									71,199	$181.9350	$181.750	$4,977,166
	04/01/2013	[5]				20,702	27,603	41,405					$4,635,786
	04/01/2013	[6]				15,527	27,603	51,756					$4,804,631

Roger N.			$2,375,000	$4,750,000	$7,125,000
Farah	07/15/2013									63,237	$181.9350	$181.750	$2,803,132
	04/01/2013	[5]				11,830	15,773	23,660					$2,573,829
	04/01/2013	[6]				8,872	15,773	29,574					$2,663,604

Jackwyn L.			$1,150,000	$2,300,000	$3,450,000
Nemerov	07/15/2013									27,270	$181.9350	$181.750	$1,208,808
	11/04/2013									47,118	$170.1450	$169.590	$1,860,718
	04/01/2013	[5]				5,102	6,802	10,203					$1,109,946
	04/01/2013	[6]				3,826	6,802	12,754					$1,148,661
	11/04/2013	[5]				8,420	11,226	16,839					$1,850,148
	11/04/2013	[6]				6,315	11,226	21,049					$1,788,952

Christopher H.			$725,000	$1,450,000	$2,525,000
Peterson	07/15/2013									7,905	$181.9350	$181.750	$350,408
	11/04/2013									6,792	$170.1450	$169.590	$268,220
	04/01/2013	[5]				1,479	1,972	2,958					$321,790
	04/01/2013	[6]				1,109	1,972	3,698					$333,014
	11/04/2013	[5]				1,214	1,618	2,427					$266,661
	11/04/2013	[6]				910	1,618	3,034					$257,841

Mitchell A.			$250,000	$500,000	$1,000,000
Kosh	07/15/2013									5,532	$181.9350	$181.750	$245,219
	04/01/2013	[5]				1,035	1,380	2,070					$225,188
	04/01/2013	[6]				776	1,380	2,588					$233,042
	07/15/2013	[7]				0	8,640	8,640					$1,544,410

(1)	Represents grants of cash incentive awards under our EOAIP. See “Compensation Discussion and Analysis - Key Components of Executive Compensation -Annual Cash Incentive Awards” for a description of the material terms of these awards. Threshold, Target, and Maximum bonus amounts payable to Mr. Farah and Mr. Peterson in Fiscal 2014 reflect pro-rated amounts based on new salaries and targets per their respective new employment agreements effective November 1, 2013. Threshold, Target, and Maximum bonus amounts payable to Ms. Nemerov, calculated in each case as the sum of: (1) the Fiscal 2014 full year annual bonus (which is $1.8 million at target and $2.7 million at maximum) based on salary, targets, and goals established by the Compensation Committee at the beginning of Fiscal 2014 and (2) an incremental bonus (which is $500,000 at target and $750,000 at maximum) based on the Company’s performance between November 1, 2013 and the end of Fiscal 2014 using targets and goals previously approved by the Compensation Committee.

(2)	Represents the number of RPSUs, including Cliff RPSUs, Cliff RPSUs with TSR Modifier, and Pro-Rata RPSUs that were granted in Fiscal 2014 under our 2010 Stock Incentive Plan. See “Compensation Discussion and Analysis—Key Components of Executive Compensation—Long-Term Equity-Based Incentives” for a description of the material terms of these awards.

(3)	Represents the number of stock options granted in Fiscal 2014 under our 2010 Stock Incentive Plan. These options vest and become exercisable ratably in three equal annual installments beginning one year after the grant date with the exception of the grant of stock options to Ms. Nemerov made on November 4, 2013. The stock options for this award will vest one-third on the first anniversary of the grant date, and one-third on each of July 15, 2015 and July 15, 2016 (which are the second and third anniversaries of the date on which stock options were granted to other senior executives of the Company in Fiscal 2014).

(4)	Represents the exercise price for the stock options granted, which was the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our Class A Common Stock on the grant date.

(5)	Represents the Cliff RPSU grant.

(6)	Represents the Cliff RPSU with TSR Modifier grant.

(7)	Represents the Pro-Rata RPSU grant.

Executive Employment Agreements

Ralph Lauren’s Employment Agreement. During Fiscal 2014, Ralph Lauren was employed as our Chairman of the Board and CEO pursuant to an amended and restated employment agreement dated June 26, 2012 (the “New Lauren Employment Agreement”). The key terms of Mr. Lauren’s employment agreement are indicated below.

•	Term: Mr. Lauren’s employment agreement provides for his employment through April 1, 2017, the last day of our 2017 fiscal year (“Fiscal 2017”).

•	Salary: He is entitled to an annual base salary of not less than $1.75 million.

•

Bonus: Mr. Lauren’s target bonus is in the amount of $9 million for each of the fiscal years during the term of his agreement. The maximum bonus provided for under his agreement in any fiscal year is 150% of that fiscal year’s target bonus.

•

Options, RSUs and RPSUs: Under Mr. Lauren’s agreement, and in accordance with the terms of the 2010 Stock Incentive Plan, Mr. Lauren receives an annual stock award grant with an aggregate target grant date fair value of $14 million for each fiscal year during the term of the agreement. One-third of each such annual stock award shall consist of stock options to purchase shares of our Class A Common Stock. The options will have an exercise term of seven years and will vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances as discussed below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren.” The exercise price for any such options issued to Mr. Lauren will be equal to the fair market value of the Common Stock as of the date of any options grant.

The remaining two-thirds of such annual stock awards consists of performance based RPSUs. Each grant of RPSUs will vest at the end of a three-year performance period, subject to Mr. Lauren’s continued employment with us and our achievement of our performance goals (except in certain circumstances subject to accelerated vesting upon the termination of his employment as discussed below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren”). With respect to one half of each annual grant of RPSUs (the “Cumulative Net Earnings RPSUs”), three levels of achievement are used to determine vesting: Threshold, Target and Maximum. The Threshold level, which is 70% of the financial goal, must be achieved in order for any RPSUs to vest and be provided to him at the end of the applicable vesting period. If performance is at the Threshold level, 75% of Mr. Lauren’s target shares plus accrued dividends will vest and be paid out. If performance is at the Target level, which is 100% of the financial goal, then his target shares plus accrued dividends will vest and be paid out. If performance is at the Maximum level, which is 110% or more of the financial goal, then 150% of the target shares plus accrued dividends will vest and be paid out. Vesting with respect to his RPSUs shall be interpolated for performance between 70% and 110% of target goal(s) and none of his RPSUs shall vest for performance below threshold goal(s). The other half of each annual grant of RPSUs (“Relative TSR RPSUs”) shall also vest pursuant to those same performance thresholds and vesting and payout percentages, but shall also be subject to an additional relative performance metric – a total shareholder return modifier (“TSR Modifier”). The TSR Modifier is based on relative TSR (“Relative TSR”), which measures the performance of our stock price and dividends, as compared to the TSR generated by the S&P 500 during the applicable three-year performance period. At the end of each performance period, the Compensation Committee will adjust the final Relative TSR RPSU award by the amount of the TSR Modifier as set forth below:

Relative TSR Performance Range	TSR Adjustment
≥80th Percentile	125%
≥60th but <80th Percentile	112.5%
≥40th but <60th Percentile	100%
≥30th but <40th Percentile	87.5%
<30th Percentile	75%

There shall be no interpolation for performance between identified Relative TSR performance levels. Mr. Lauren’s RPSUs are eligible to receive dividend equivalents that are converted into additional RPSUs.

•

Other Benefits: Under Mr. Lauren’s agreement, he is required for security purposes to use his or other acceptable private aircraft for any travel. In addition to being entitled to reimbursement for any aircraft travel expenses he incurs which were business-related, he is also entitled to reimbursement for any personal aircraft travel expenses which he incurs, without any tax gross-up, up to a maximum aggregate amount of $200,000 per fiscal year. Mr. Lauren is also provided with a car and driver paid by us, and is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers.

•

Non-compete: Under Mr. Lauren’s agreement, he is prohibited from competing with us anywhere in the world during the term of his employment and for a period of two years after the termination of his employment for any reason.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Lauren under the Former Lauren Employment Agreement and New Lauren Employment Agreement.

Roger N. Farah’s Employment Agreement. During Fiscal 2014, Roger Farah was employed as our President & COO pursuant to the Former Farah Employment Agreement. Effective November 1, 2013, we entered into the New Farah Employment Agreement, as amended, which changed his title to that of Executive Vice Chairman and provided that he would devote approximately fifty percent (50%) of his working time to us. Mr. Farah resigned effective May 31, 2014, after the close of Fiscal 2014. The key terms of the Former Farah Employment Agreement in effect during a portion of Fiscal 2014, and the key terms of the New Farah Employment Agreement, as amended, are indicated below.

•	Term: The New Farah Employment Agreement had no fixed end date but could be terminated by either party at any time for any reason upon 30 days written notice.

•

Salary:   Under the Former Farah Employment Agreement, Mr. Farah was entitled to an annual base salary of $900,000. Under the New Farah Employment Agreement, Mr. Farah was entitled to an annual base salary of $450,000.

•

Bonus:   Under the Former Farah Employment Agreement, Mr. Farah was eligible to receive an annual incentive bonus ranging from $3 million to $9 million, subject to our achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of $6 million. Under the New Farah Employment Agreement, Mr. Farah was eligible to receive 79.167% of the aforementioned amounts subject to achievement of performance goals for Fiscal 2014, and 50% of the aforementioned amounts subject to achievement of performance goals in subsequent fiscal years.

•

Deferred Compensation:   Mr. Farah received deferred compensation of $250,000 annually under the Former Farah Employment Agreement and $125,000 annually under the New Farah Employment Agreement, which in both cases was credited on a monthly basis to a notional deferred compensation account on our books (which was originally established in 2003). On July 23, 2007, Mr. Farah became fully vested in the notional deferred compensation account. His deferred compensation balance as of December 31, 2004, was paid on June 9, 2014, which was the earliest practicable date after the employment termination date, and his remaining deferred compensation balance will be paid to him in a cash lump sum on December 1, 2014, six months and one day after his employment termination date in order to comply with Section 409A of the Code. See “Non-Qualified Deferred Compensation.”

•

Options and RPSUs:   Under the Former Farah Employment Agreement, and in accordance with the terms of the 1997 Stock Incentive Plan or 2010 Stock Incentive Plan, as applicable, Mr. Farah received an annual stock award grant with a total value of $7 million for fiscal years 2010–2012. Fifty percent of such annual stock award consisted of Cliff RPSUs in Fiscal 2010 and Fiscal 2011, and of RSUs in Fiscal 2012. The other fifty percent in each of the three fiscal years consisted of stock options to purchase shares of our Class A Common Stock. Under the New Farah Employment Agreement, Mr. Farah was eligible to receive annual equity awards under the terms of the Company’s Incentive Plan with an aggregate target date fair value of $4 million.

•

Other Benefits:   Mr. Farah was eligible to participate in all employee benefit plans and our arrangements for our senior executive officers. For security purposes, he used private aircraft for any travel. Under the Former Farah Employment Agreement, Mr. Farah was also entitled to reimbursement for any personal aircraft travel expenses which he incurred, without any tax gross-up, and a monthly car allowance of $1,500. Those benefits were not included in the New Farah Employment Agreement.

•

Non-compete:   Under the Former Farah Employment Agreement, Mr. Farah was prohibited from competing with us during the duration of his employment with us and for 12 months after the termination of his employment for any reason. The New Farah Employment Agreement does not contain a non-compete, although it does contain non-solicitation, non-disparagement, and confidentiality restrictive covenants.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Farah under his employment agreement.

Jackwyn L. Nemerov’s Employment Agreement. Jackwyn Nemerov was employed as our Executive Vice President pursuant to the Former Nemerov Employment Agreement dated as of October 14, 2009, which expired on March 31, 2013, immediately prior to the start of Fiscal 2014.

However, she remained employed in the same capacity until November 1, 2013, the effective date of the New Nemerov Employment Agreement, pursuant to which she was promoted to President and Chief Operating Officer. The key terms of Ms. Nemerov’s employment prior to the effective date of the New Nemerov Employment Agreement, and the key terms of the New Nemerov Employment Agreement, are as follows:

•

Term:   The New Nemerov Employment Agreement provides for her employment through April 1, 2017, the last day of our Fiscal 2017, subject to automatic, successive one-year extensions thereafter unless either party gives at least 180 days’ prior notice that the term will not be extended.

•

Salary:   Before the New Nemerov Employment Agreement became effective, she was entitled to a base salary of $900,000. Under the New Nemerov Employment Agreement, she is entitled to an annual base salary of not less than $1,000,000.

•

Bonus:   Before the New Nemerov Employment Agreement became effective, she was entitled to an annual incentive bonus opportunity ranging from 100% to 300% of her annual base salary, subject to the achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of 200% of her annual base salary. Under the New Nemerov Employment Agreement, for Fiscal 2014 she was entitled to the sum of: (i) an annual incentive bonus opportunity ranging from 100% to 300% of her annual base salary, subject to the achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of 200% of her annual base salary; and (ii) an incremental bonus opportunity ranging from $250,000 to $750,000, with a target of $500,000, subject to the achievement of performance goals established by the Compensation Committee under the EOAIP. Beginning Fiscal 2015, she is entitled to an annual incentive bonus opportunity ranging from 150% to 450% of her annual base salary, subject to the achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of 300% of her annual base salary.

•

Options and RPSUs:   Before the New Nemerov Employment Agreement became effective, she was eligible to participate in the 2010 Stock Incentive Plan, with annual awards subject to ratification by the Compensation Committee. Pursuant to the New Nemerov Employment Agreement, on November 4, 2013, Ms. Nemerov was granted an equity award with a target value of $5,550,000, one-third of which was in the form of each of the following: Cliff Restricted Performance Share Units; Cliff Restricted Performance Share Units with TSR Modifier, and Stock Options. Beginning Fiscal 2015, Ms. Nemerov is eligible to receive annual equity awards under the terms of the Company’s Incentive Plan with an aggregate target value of $9 million.

•

Other Benefits:   Prior to the effective date of the New Nemerov Employment Agreement, and under that agreement, Ms. Nemerov is also entitled to be reimbursed for the cost of a car and driver and to participate in all other employee benefit plans that by their terms were applicable to her or that were provided to other of our similarly situated senior executives. Furthermore, under the New Nemerov Employment Agreement, for security purposes, she may use the Company aircraft for any travel.

•

Non-compete:   Prior to the effective date of the New Nemerov Employment Agreement, if Ms. Nemerov’s employment terminated for any reason other than death, termination by us without cause (as defined in the Former Nemerov Employment Agreement) or voluntary termination by her for good reason (as defined in the Former Nemerov Employment Agreement), she could not have competed with us for 12 months after the termination of her employment. Under the New Nemerov Employment Agreement, if Ms. Nemerov’s employment terminates for any reason, she may not compete with us for one year after the termination of her employment. The terms of her non-compete survive expiration of the agreement.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Ms. Nemerov under her employment agreement.

Christopher H. Peterson’s Employment Agreement. During Fiscal 2014, Mr. Peterson was employed as our Senior Vice President and Chief Financial Officer pursuant to the Former Peterson Employment Agreement. Effective November 1, 2013, we entered into the New Peterson Employment Agreement which promoted him to Executive Vice President, Chief Administrative Officer and Chief Financial Officer. The key terms of the Former Peterson Employment Agreement in effect during a portion of Fiscal 2014, and the key terms of the New Peterson Employment Agreement, are indicated below.

•	Term: The New Peterson Employment Agreement provides for his employment through November 1, 2016.

•

Salary:   Under the Former Peterson Employment Agreement, he was entitled to an annual base salary of not less than $800,000. Under the New Peterson Employment Agreement he is entitled to an annual base salary of not less than $900,000.

•

Bonus:   Under the Former Peterson Employment Agreement, he was entitled to an annual incentive bonus opportunity under the terms of the EOAIP with a target bonus of 150% of annual base salary. Under the New Peterson Employment Agreement, he is entitled to an annual incentive bonus opportunity ranging from 100% to 300% of his annual base salary, subject to the achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of 200% of his annual base salary.

•

Options and RPSUs:   Pursuant to the New Peterson Employment Agreement, on November 4, 2013, Mr. Peterson was granted an equity award with a target value of $800,000, one-third of which was in the form of each of the following: Cliff Restricted Performance Share Units; Cliff Restricted Performance Share Units with TSR Modifier, and Stock Options. Beginning Fiscal 2015, Mr. Peterson is eligible to receive annual equity awards under the terms of the Company’s Incentive Plan with an aggregate target value of $1.8 million.

•

Other Benefits:   Under both the Former Peterson Employment Agreement and the New Peterson Employment Agreement he is eligible to participate in all employee benefit plans and our arrangements for our senior executive officers, and receives a monthly car allowance of $1,500.

•

Non-compete:   Under the Former Peterson Employment Agreement, If Mr. Peterson’s employment terminates before the end of the employment term for any reason other than death, termination by us without cause (as defined below in “Potential Payments Upon

Termination or Change in Control—Christopher H. Peterson”) or voluntary termination by him for good reason (as defined below in “Potential Payments Upon Termination or Change in Control—Christopher H. Peterson”), he could not compete with us during the remainder of his scheduled employment term. Under the New Peterson Employment Agreement, if his employment ends for any of the above reasons, he cannot compete with us for the remainder of his scheduled employment term or six months, whichever is greater, and if he is terminated without cause or resigns for good reason, he cannot compete with us for six months following termination. The terms of his non-compete survive expiration of the agreement.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Peterson under his employment agreement.

Mitchell A. Kosh’s Employment Agreement. We entered into the New Kosh Employment Agreement with Mitchell A. Kosh, which promoted him from Senior Vice President, Human Resources, to Executive Vice President, Human Resources, effective as of March 1, 2014, and which superseded the Former Kosh Employment Agreement in effect during Fiscal 2014 up until that date. The key terms of the New Kosh Employment Agreement and the Former Kosh Employment Agreement, as applicable, are:

•	Term: The New Kosh Employment Agreement provides for Mr. Kosh’s employment through March 1, 2017.

•

Salary:   Under the Former Kosh Employment Agreement, he was entitled to an annual base salary of not less than $800,000. Under the New Kosh Employment Agreement he is entitled to an annual base salary of not less than $850,000.

•

Bonus:   Under the Former Kosh Employment Agreement, he was entitled to an annual incentive bonus opportunity under the terms of the EOAIP with a target bonus of $500,000. Under the New Kosh Employment Agreement, he is entitled to the same bonus opportunity for Fiscal 2014, and, beginning Fiscal 2015, an annual incentive bonus opportunity under the terms of the EOAIP with a target bonus of 75% of annual base salary and a maximum of 150% of annual base salary.

•

Options and RPSUs:   Beginning in Fiscal 2015, under the New Kosh Employment Agreement, Mr. Kosh is eligible to receive annual equity awards pursuant to the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $700,000.

•	Other Benefits: He is eligible to participate in all employee benefit plans and our arrangements for our senior executive officers, and receives a monthly car allowance of $1,500.

•

Non-compete:   If Mr. Kosh’s employment terminates before the end of the employment term for any reason other than death, termination by us without cause (as defined below in “Potential Payments Upon Termination or Change in Control—Mitchell A. Kosh”) or voluntary termination by him for good reason (as defined below in “Potential Payments Upon Termination or Change in Control—Mitchell A. Kosh”), he may not compete with us during the remainder of his scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Kosh under the New Kosh Employment Agreement.

Outstanding Equity Awards at Fiscal 2014 Year-End Table

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of our NEOs as of the end of Fiscal 2014.

			Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable[1]	Number of Securities Underlying Unexercised Options # Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Ralph Lauren	150,000	0	0	$43.035	06/15/2015
	150,000	0	0	$55.425	06/08/2016
	150,000	0	0	$100.560	07/16/2017
	100,000	0	0	$57.755	07/14/2015
	100,000	0	0	$54.145	07/16/2016
	100,000	0	0	$75.190	07/16/2017
	66,667	33,333	0	$134.530	07/15/2018
	28,908	57,816	0	$140.975	07/16/2019
	0	71,199	0	$181.935	07/15/2020

						114,952	$18,190,004	79,216	$12,535,140
Roger N. Farah	24,580	0	0	$134.530	07/15/2018
	0	37,080	0	$140.975	07/16/2019
	0	63,237	0	$181.935	07/15/2020

						0	$0	44,758	$7,082,506
Jackwyn L. Nemerov	28,371	0	0	$75.190	07/16/2017
	10,534	5,267	0	$134.530	07/15/2018
	7,995	15,990	0	$140.975	07/16/2019
	0	27,270	0	$181.935	07/15/2020
	0	47,118	0	$170.145	11/04/2020

						58,406	$9,242,165	69,037	$10,924,415
Christopher H. Peterson	6,302	12,604	0	$150.170	09/28/2019
	0	7,905		$181.935	07/15/2020
	0	6,792		$170.145	11/04/2020

						6,230	$985,835	4,712	$745,627
Mitchell A. Kosh	1,932	966	0	$134.530	07/15/2018
	1,472	2,944	0	$140.975	07/16/2019
	0	5,532		$181.935	07/15/2020

						12,932	$2,046,360	3,720	$588,653

(1)	This column represents the number of shares of Class A Common Stock underlying exercisable options that have not been exercised as of March 29, 2014.

(2)	This column represents the number of shares of Class A Common Stock underlying unexercisable options as of March 29, 2014. These options vest and become exercisable ratably in three equal annual installments beginning one year after the grant date, with the exception of those granted to Ms. Nemerov on November 4, 2014. These options vest one-third on the first anniversary of the grant date, and one-third on each of July 15, 2015 and July 15, 2016, (which are the second and third anniversaries of the date on which stock options were granted to other senior executives of the Company in Fiscal 2014).

(3)

The following shares vested and were earned June 2, 2014: Fiscal 2012 Cliff RPSUs, the third and final tranche of Fiscal 2012 Pro-Rata RPSUs, the second tranche of Fiscal 2013 Pro-Rata RPSUs and the first tranche of Fiscal 2014 Pro-Rata RPSUs, subject to continued service at that time for each eligible recipient thereof. The third tranche of Fiscal 2013 Pro-Rata RPSUs and the second tranche of Fiscal 2014 Pro-Rata RPSUs will vest after the end of Fiscal 2014 on the date to be specified by the Compensation Committee, subject to continued service at that time with regard to each eligible recipient thereof. The final tranche of Fiscal 2014 Pro-Rata RPSUs will vest after the end of fiscal 2016 on the date to be specified by the Compensation Committee, subject to continued service at that time with regard to each eligible recipient thereof. For Mr. Lauren, includes accumulated dividend equivalent units (“DEUs”) in respect of the foregoing awards applicable to him.

(4)	Calculated using the NYSE closing price of $158.24 per share of Class A Common Stock on March 28, 2014, the last business day of Fiscal 2014 on which the NYSE was open. Where applicable, shares have been rounded to whole numbers.

(5)	This column represents the number of shares of Class A Common Stock represented by unearned RPSUs. See “Executive Employment Agreements” and “Compensation Discussion and Analysis—Key Components of Executive Compensation—Long-Term Equity-Based Incentives—Restricted Performance Share Units” for a description of the material terms of these RPSUs. This column includes unearned Fiscal 2013 and Fiscal 2014 Cliff RPSUs which in accordance with SEC rules are included assuming threshold performance. Fiscal 2013 and Fiscal 2014 Cliff RPSUs with TSR Modifier are also included and calculated in accordance with SEC rules at threshold performance and at the minimum Relative TSR performance. For Mr. Lauren, includes accumulated DEUs in respect of the foregoing awards applicable to him. Where applicable, shares have been rounded to whole numbers.

Option Exercises and Stock Vested During Fiscal 2014 Table

The following table provides information concerning the exercises of stock options and vesting of stock awards during Fiscal 2014 on an aggregated basis for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph Lauren[1]	150,000	$20,857,163	195,949	$34,767,109
Roger N. Farah[2]	87,251	$5,977,094	94,287	$16,402,811
Jackwyn L. Nemerov[3]	35,643	$3,209,280	80,081	$13,932,893
Christoper H. Peterson[4]	0	$0	3,115	$514,972
Mitchell A. Kosh[5]	4,373	$478,062	6,103	$1,061,917

(1)	Mr. Lauren exercised 61,587 stock options on November 11, 2013 and 88,413 stock options on November 12, 2013. The exercise price for each of the stock options was $33.12 per share with an expiration date of June 8, 2014. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price.

Mr. Lauren acquired 77,287 shares upon the vesting of his RSUs, with a market price of $182.77 on July 14, 2013 and the table includes a cash payment of $94.77 in lieu of fractional shares representing 0.5185 shares of Class A Common Stock. Market price is based on the average of the high and low stock prices on that day. Mr. Lauren has outstanding vested RSUs whose underlying shares of Class A Common Stock will not be delivered until Mr. Lauren’s separation of service from the Company or if earlier, upon a change of control. These RSUs are eligible to receive dividend equivalents in the form of additional fully vested RSUs each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 954.65, 908.38, 1,022.79 and 1,079.36 were acquired respectively on April 15, 2013, July 13, 2013, October 11, 2013 and January 10, 2014. Market price (based on the average of the high and low stock prices on each day) was $173.51, $182.77, $162.68 and $173.85, respectively.

Mr. Lauren also acquired 114,697 shares on June 11, 2013, with a market price of $173.985 and the table includes a cash payment of $11.74 in lieu of fractional shares representing 0.067 shares of Class A Common Stock. Market price is based upon the average of the high and the low stock prices on that day.

(2)	Mr. Farah exercised 44,131, 18,540 and 24,580 stock options on November 7, 2013 with an exercise price of $75.19, 140.975, and 134.53, respectively. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price. The expiration date for these options was July 16, 2017, July 15, 2018, and July 16, 2019, respectively. As of March 29, 2014, Mr. Farah had outstanding vested RSUs whose underlying shares of Class A Common Stock would not be delivered until Mr. Farah’s separation of service from the Company or if earlier, upon a change of control. These RSUs were eligible to receive dividend equivalents in the form of additional fully vested RSUs each time we paid an actual cash dividend on our outstanding shares. Additional RSUs of 400.50, 381.08, 429.08 and 226.41 were acquired respectively on April 15, 2013, July 13, 2013, October 11, 2013 and January 10, 2014. Market price (based on the average of the high and low stock prices on each day) was $173.51, $182.77 $162.68 and $173.85, respectively.

Mr. Farah acquired 92,850 shares on June 11, 2013, with a market price of $173.985. Market price is based upon the average of the high and the low stock prices on that day.

(3)	Ms. Nemerov exercised 8,505 stock options on November 5, 2013 with an exercise price of $100.56 and 6,238 stock options on November 26, 2013, 900 stock options on November 29, 2013, and 20,000 stock options on December 10, 2013, each at an exercise price of $78.24.

Ms. Nemerov acquired 80,081 shares on June 11, 2013, with a market price of $173.985. Market price is based upon the average of the high and the low stock prices on that day.

(4)	Mr. Peterson acquired 3,115 shares on September 28, 2013 with a market price of $165.32 based on the average of the high and the low stock prices of that day.

(5)	Mr. Kosh exercised 1,851 and 2,522 stock options on November 25, 2013 with an exercise price of $54.145 and $75.19, respectively. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price.

Mr. Kosh acquired 6,103 shares on June 11, 2013, with a market price of $173.985. Market price is based upon the average of the high and the low stock prices on that day and the table includes a cash payment of $86.99 in lieu of fractional shares representing 0.5 shares of Class A Common Stock.

Non-Qualified Deferred Compensation Table

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of our NEOs. For a description of the material terms of the SERP, see “Compensation Discussion & Analysis—Components of Executive Compensation—Deferred Compensation.” For a description of the material terms of Mr. Farah’s deferred compensation, see “Executive Employment Agreements.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ralph Lauren	---	685,700 [1]	(4,456,466) [2]	---	66,111,588 [3]
Roger N. Farah	15,459,792 [4]	197,917 [5]	1,675,356 [6]	---	20,023,991
	---	248,304 [7]	(593,779) [2]	(15,459,792) [4]	19,168,068 [3]
Jackwyn L. Nemerov	---	---	---	---	---
Christoper H. Peterson	---	---	---	---	---
Mitchell A. Kosh	---	---	5,460 [8]	---	307,131

(1)	Represents the value of Mr. Lauren’s additional RSUs that are granted each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 954.65, 908.38, 994.15 and 1,079.36 were acquired respectively on April 15, 2013, July 13, 2013, October 11, 2013 and January 10, 2014. In each case, market price was based on the average of the high and low stock prices on each day.

(2)	The amounts reflected for Mr. Lauren and Mr. Farah represent appreciation accumulated on vested but not delivered RSUs at fiscal year end.

(3)	Mr. Lauren’s RSUs and Mr. Farah’s RSUs are valued at $158.135 per share, the average of the high and the low stock prices as of March 28, 2014, the last business day of Fiscal 2014 on which there were sales of shares. Each of Mr. Lauren’s and Mr. Farah’s RSUs have vested but may not be distributed to either of them until each of their employment is terminated.

(4)	Represents the value of cancelling 50% of Mr. Farah’s vested RSUs that were granted on July 1, 2004 in exchange for a credit to his deferred compensation account, pursuant to his new employment agreement. Cancellation of 87,467 RSUs occurred on November 7, 2013 at a price per share of $176.75.

(5)	Reflects annual contributions of $250,000 for the first seven months of the fiscal year and $125,000 for the final five months of the fiscal year to Mr. Farah’s deferred compensation account pursuant to his employment agreements in effect for Fiscal 2014. These amounts have been reported in the “Summary Compensation Table.”

(6)	During Fiscal 2014, Mr. Farah’s special deferred compensation account pursuant to his employment agreement was deemed to be invested in the following Vanguard mutual funds, which had the following annual rates of return as of March 31, 2014 as set forth below:

Name:	Average Annual 1 Yr. Return as of March 31, 2014:
Vanguard 500 Index Fund Admiral Shares	18.96%

Vanguard International Explorer Fund	22.37%

Vanguard International Growth Fund Admiral Shares	16.22%

Vanguard Mid-Cap Index Fund Admiral Shares	21.95%

(7)	Represents the value of Mr. Farah’s additional RSUs that are granted each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 400.50, 381.08, 429.08 and 226.41 were acquired respectively on April 15, 2013, July 13, 2013, October 11, 2013 and January 10, 2014. In each case, market price was based on the average of the high and low stock prices on each day.

(8)	Represents earnings paid for the SERP for Mr. Kosh effective April 1, 2014 for Fiscal 2014. Such earnings for Mr. Kosh were based upon 1.81%, the mid-term Applicable Federal Rate for April 2014.

Potential Payments Upon Termination or Change in Control

Ralph Lauren. Mr. Lauren’s potential payments upon termination or change in control as described in this section are based upon the New Lauren Employment Agreement.

Under the New Lauren Employment Agreement, in the event of termination without cause or resignation for good reason, Mr. Lauren would be entitled to receive, within 30 days following the date of termination, a lump sum cash payment equal to the sum of: (i) two years’ base salary; (ii) any accrued but unpaid compensation as of the date of termination; and (iii) two times the average annual bonus paid to him for the two fiscal years immediately preceding the year of his termination of employment. In addition, Mr. Lauren would be entitled to receive a pro-rated portion of the bonus he would otherwise have received for the fiscal year in which his termination of employment occurred, payment of which would be made when bonuses are paid to our other executives. Any unvested stock options would continue to vest on their scheduled vesting dates, and any unvested RPSUs will vest based on actual performance over the applicable performance period as if Mr. Lauren had remained employed to the end of the performance period. Also, we will be obligated to continue to provide Mr. Lauren with office facilities and secretarial assistance, welfare and medical plan coverage and use of a car and driver during the two year severance period.

In the event that his employment terminates due to his death or disability, Mr. Lauren or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated bonus for the fiscal year of termination, and with respect to his unvested stock options and unvested RSUs, and unvested RPSUs, such awards shall vest immediately and, in the case of his unvested stock options, shall be exercisable until the earlier of three years from the date of termination or the expiration date of the option, and in the case of his unvested RSUs and unvested RPSUs, shall be payable in shares of Class A Common Stock no later than 30 days after the vesting date; provided that Mr. Lauren’s pro-rated bonus for the fiscal year of termination will be paid at the same time as bonuses are paid to our other executives and except that if termination is based on death and occurs in the last year of the performance period, the unvested RPSUs will vest and be paid out based on actual performance during the performance period.

If Mr. Lauren terminates his employment for any reason, other than for good reason, death or disability, or if we terminate his employment for cause (but not including a termination by reason of the Company’s non-renewal of the New Lauren Employment Agreement (as described below)), then Mr. Lauren will only receive his base salary through the date of termination. In addition, under the New Lauren Employment Agreement, if Mr. Lauren terminates his employment for any reason, other than for good reason, death or disability, any vested but unexercised stock options, unvested stock options, unvested RSUs, and unvested RPSUs held by him pursuant to his employment agreement shall be forfeited.

If Mr. Lauren’s employment terminates at the end of the term by reason of our failure to offer to extend the term or offer to enter into a new employment agreement on substantially the same terms as in the New Lauren Employment Agreement, then he will be entitled to receive: (i) any accrued and unpaid compensation as of the date of termination; and (ii) his bonus for the fiscal year ending on the last day of the term. In addition, Mr. Lauren’s unvested and unexercised stock options and unvested RPSUs shall vest and/or become exercisable in the same manner as if he resigned for good reason or if we terminated his employment without cause.

Under the New Lauren Employment Agreement, in the event that a change of control precedes the termination of Mr. Lauren’s employment, he will continue to receive upon termination of employment the same amounts in the same manner as described in the paragraph above. In addition, any unvested stock options granted under the 1997 Stock Incentive Plan and any unvested RSUs and RPSUs granted prior to the New Lauren Employment Agreement would immediately vest upon a change in control. Under the New Lauren Employment Agreement, Mr. Lauren’s RPSUs granted during the term of the New Lauren Employment Agreement would not immediately vest upon a change in control.

Under the New Lauren Employment Agreement, the above described amounts payable to him are subject to his compliance with the following restrictive covenants: (i) not to compete with us for two years following the termination of his employment; (ii) not to solicit any of our employees for three years following the termination of his employment; (iii) not to disparage us for three years following the termination of his employment; and (iv) not to disclose any of our confidential information.

Under the New Lauren Employment Agreement, cause is defined as (A) the willful and continued failure by him to substantially perform his duties after demand for substantial performance is delivered by us that specifically identifies the manner in which we believe he has not substantially performed his duties; or (B) his conviction of, or plea of nolo contendere to, a crime (whether or not involving us) constituting a felony; or (C) willful engaging by him in gross misconduct relating to his employment that is materially injurious to us or subjects us, monetarily or otherwise or which subjects, or if generally known, would subject us to public ridicule or embarrassment. Further, no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, by Mr. Lauren not in good faith and without reasonable belief that his action or omission was in our best interest. Notwithstanding the forgoing, Mr. Lauren shall not be deemed to have been terminated for cause without (x) reasonable written notice to him setting forth the reasons for our intention to terminate him for cause, (y) an opportunity for him, together with his counsel, to be heard before the Board and (z) delivery to him of a specific termination notice from the Board that states that in the good faith opinion of the Board Mr. Lauren was guilty of the conduct set forth above in clauses (A), (B) or (C) above, and specifying the particulars thereof in detail. In addition, in the event that the Board has so determined in good faith that cause exists, the Board shall have no obligation to terminate Mr. Lauren’s employment if the Board determines in its sole discretion that such a decision not to terminate his employment is in our best interest.

Under the New Lauren Employment Agreement, good reason is defined to mean (A) a material diminution in Mr. Lauren’s duties or the assignment to him of a title or duties inconsistent with his position as our Chairman of the Board and CEO, (B) a material reduction in his salary, or (C) our failure to comply with any material provision of his employment agreement; provided that the events described in clauses (A), (B) and (C) above will not constitute good reason unless such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by Mr. Lauren to us. In addition, under Mr. Lauren’s employment agreement, termination of employment for good reason must be within one year following the occurrence of the basis for such good reason to terminate, and Mr. Lauren must notify us of the existence of such good reason within 90 days of its occurrence.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Roger N. Farah. Mr. Farah’s potential payments upon termination or change in control as described in this section are based upon the New Farah Employment Agreement.

If Mr. Farah’s employment terminates for any reason, regardless of whether such termination follows a change of control, then Mr. Farah will receive his base salary through the date of termination. In addition, the treatment of Mr. Farah’s equity awards granted prior to November 1, 2013, shall be as follows: (i) payment with respect to RPSUs attributable to the three-consecutive-fiscal year period beginning with the Company’s fiscal year 2012 shall be made within ten (10) days after the end of Fiscal 2014; (ii) any vested but undistributed RSUs shall be distributed as soon as practicable (but in no event later than 30 days) after the termination date; (iii) any unvested stock options and RSUs shall vest on their regularly scheduled vesting dates without regard to continued employment; and (iv) any unvested cliff RPSUs shall remain outstanding and the Executive shall vest in such cliff RPSUs at the end of the applicable performance period based on our actual degree of achievement of the applicable performance goals without regard to Mr. Farah’s continued employment.

Under the New Farah Employment Agreement, the above-described stock awards to be provided to Mr. Farah are subject to his compliance with the following restrictive covenants: (i) not to solicit any of our employees for two years following the termination of his employment; (ii) not to take any actions to harm us (such as disparaging us) for two years following the termination of his employment; (iii) not to disclose any of our confidential information; and (iv) to cooperate with us in connection with any existing or future litigation.

Deferred compensation and any investment earnings credited to Mr. Farah’s deferred compensation account in calendar 2009 will be paid on the earlier of January 1, 2017 or the 45th day following the termination of his employment. The then-current value of the deferred compensation account credited after calendar 2009 will be payable in a cash lump sum payment to Mr. Farah on the 45th day following termination of his employment. However, the foregoing deferred compensation amounts will be paid to him on December 1, 2014, in order to comply with Section 409A of the Code. The balance of the deferred compensation account as of December 31, 2004 was paid as soon as practicable after the termination of Mr. Farah’s employment on June 9, 2014.

Jackwyn L. Nemerov. Ms. Nemerov’s potential payments upon termination or change in control as described in this section are based upon the New Nemerov Employment Agreement.

Under the New Nemerov Employment Agreement, if we terminated Ms. Nemerov’s employment for any reason other than death, disability or cause (as defined in her employment agreement and as described below), or Ms. Nemerov terminated her employment for good reason (as defined in her employment agreement and as described below), but not including a termination for good reason as a result of being asked to report to a Chief Executive Officer other than Ralph Lauren, Ms. Nemerov would be entitled to receive, in accordance with our normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of her employment agreement up to a maximum of two years, or one year, plus a lump sum amount at the end of the severance period equal to 300% of Ms. Nemerov’s base salary at time of termination. In addition, Ms. Nemerov would be entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination. With respect to her stock awards, Ms. Nemerov would vest in any unvested stock options and would have had one year from the date of termination to exercise such vested options (or until the expiration date of such options if earlier), and would also vest in any unvested RPSUs at the end of the applicable performance period, subject to our achievement of the applicable performance goals.

If Ms. Nemerov voluntarily terminates her employment with good reason as a result of being asked to report to a Chief Executive Officer other than Ralph Lauren, Ms. Nemerov would be entitled to receive, in accordance with our normal payroll practices, an amount equal to her base salary for one year, plus a lump sum amount at the end of this severance period equal to 300% of Ms. Nemerov’s base salary at time of termination. In addition, Ms. Nemerov would be entitled to continue to participate during this severance period in any group medical, dental or life insurance plans in which she participated prior to termination. With respect to her stock awards, for the one year period following termination Ms. Nemerov will continue to vest in her outstanding stock awards on their regularly scheduled vesting dates, subject to the achievement of performance goals where applicable, as if she had remained employed during that one year period.

If Ms. Nemerov voluntarily terminated her employment without good reason, or if we terminated her employment for cause, she would be entitled to receive only her base salary through the date of termination. In the event her employment terminated due to her death or disability, Ms. Nemerov or her estate would be entitled to receive all payments due to her through the date of her death or termination due to disability as well as the EOAIP bonus for the fiscal year in which the death or disability occurred, prorated for the percentage of that fiscal year worked prior to Ms. Nemerov’s death or disability. In addition, she would vest in any unvested stock options and would have had three years from the date of termination to exercise such vested options (or until the expiration date of such options if earlier), and would also vest in any unvested RPSUs at the end of the applicable performance period, subject to our achievement of the applicable performance goals. If she terminated her employment due to early retirement, she would be entitled to receive a pro-rated amount, based on the percentage of time that had elapsed during the applicable performance periods, of the unvested RPSUs held by her, which would vest at the end of the applicable performance period, subject to our achievement of pre-established financial goals.

If we terminated her employment without cause within 12 months following our change of control (as defined in her employment agreement), or if she resigned for good reason within that same time period, then, in lieu of the foregoing cash severance and equity award treatment, Ms. Nemerov would be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment (unless required otherwise by Section 409A of the Code), equal to two times the sum of her annual base salary and two times the bonus she was paid for the fiscal year immediately prior to her termination, her unvested stock options granted would fully vest and would be exercisable for one year, unless they expire earlier, and her unvested RPSUs would be deemed vested immediately prior to the change of control at target performance. In addition, Ms. Nemerov would be entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination.

If we and Ms. Nemerov both determine that part or all of the payments under her employment agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments and all other parachute payments paid to Ms. Nemerov under any other plan, arrangement or agreement with us exceeds 2.99 times Ms. Nemerov’s “base amount,” as defined in Section 280G(b)(3) of the Code, the payments to Ms. Nemerov constituting “parachute payments” will be reduced to the extent necessary so that the parachute payments equal 2.99 times Ms. Nemerov’s “base amount.” However, such amounts will not be so reduced if Ms. Nemerov determines, based upon the advice of an independent nationally recognized public accounting firm, that without such reduction she would be entitled to receive and retain, on a net after-tax basis, a greater amount than she would be entitled to receive and retain after such reduction.

Under the New Nemerov Employment Agreement, the above-described amounts and stock awards to be provided to her are subject to her compliance with the following restrictive covenants: (i) not to compete with us for one year following the termination of her employment; (ii) not to solicit any of our employees for two years following the termination of her employment; (iii) not to disparage us following the termination of her employment; and (iv) not to disclose any of our confidential information.

Under the New Nemerov Employment Agreement, cause is defined as: (A) the willful and continued failure by Ms. Nemerov to substantially perform the duties of her employment agreement after demand for substantial performance is delivered to her by us that specifically identifies the manner in which we believe that she has not substantially performed her duties, (B) her conviction of, or plea of nolo contendere to, a crime (whether or not involving us) constituting any felony or (C) the willful engaging by her in gross misconduct relating to her employment that is materially injurious to us, monetarily or otherwise or which subjects, or if generally known would subject, us to public ridicule. Further, no act, or failure to act, on Ms. Nemerov’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in our best interest. Notwithstanding the foregoing, Ms. Nemerov’s employment may be terminated for cause only by act of the Board and, in any event, her employment shall not be deemed to have been terminated for cause without (x) reasonable written notice to Ms. Nemerov setting forth the reasons for our intention to terminate for cause, (y) the opportunity to cure (if curable) within 30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for Ms. Nemerov, together with her counsel, to be heard by the Board.

Under her employment agreement, good reason is defined as a termination of employment by Ms. Nemerov within one (1) year following the occurrence of: (A) a material diminution in or adverse alteration to Ms. Nemerov’s title, base salary, benefits, position, status, or duties, provided that the removal of particular business units or functions from her purview shall not constitute a material diminution in or adverse alteration to her “duties” (B) the relocation of her principal office outside the area which comprises a fifty (50) mile radius from New York City, (C) a failure of us to comply with any material provision of her employment agreement or (D) we require her to report to anyone other than Ralph Lauren or the Board, provided that the events described in clauses (A), (B), (C) and (D) above shall not constitute good reason (1) until Ms. Nemerov provides written notice to us of the existence of such diminution, change, reduction, relocation or failure within ninety (90) days of its occurrence and (2) unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Ms. Nemerov to us.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Christopher H. Peterson. Under the New Peterson Employment Agreement, if we terminate Mr. Peterson’s employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or he voluntarily terminates his employment for good reason (as defined in his employment agreement and as described below), he will be entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period of one year, plus an amount, payable at the end of the severance period, equal to 200% of his base salary at time of termination. In addition, Mr. Peterson will be entitled to continue his participation during the severance period in any group medical or dental plans in which he participated prior to termination. Furthermore, with respect to his stock awards granted in Fiscal 2013, he shall immediately vest in any unvested stock options or RSUs and he shall have up to three months from the date of termination to exercise such vested options.

If Mr. Peterson voluntarily terminates his employment without good reason, or if we terminate his employment for cause, he will be entitled to receive only his base salary through the date of termination. In addition, Mr. Peterson or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. If his employment terminates due to his death or disability, he shall immediately vest in his Fiscal 2013 unvested stock options and RSUs and he shall have up to three months from the date of termination to exercise such vested options.

If we terminate his employment without cause, or if he terminates his employment for good reason, within 12 months following our change in control (as defined in his employment agreement), then in lieu of the foregoing cash severance and equity award treatment, Mr. Peterson will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment (unless required otherwise by Section 409A of the Code), equal to twice the sum of his annual base salary and two times the bonus he received for the fiscal year immediately preceding the fiscal year in which his employment terminates, and any unvested stock options shall vest, his Fiscal 2013 unvested RSUs shall vest, and any unvested RPSUs shall vest at either actual or target levels of performance as determined by the 2010 Stock Incentive Plan. In addition, Mr. Peterson would have been entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which he participated prior to termination.

Under his employment agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) in the event his employment is terminated by us due to disability, for cause or by him without good reason, not to compete with us for the remainder of his scheduled employment term, or six months, whichever is longer; (ii) in the event his employment is terminated by us without cause or by him with good reason, not to compete with us for six months from the date of termination; (iii) not to solicit any of our employees for one year following the termination of his employment; (iv) not to disparage us following the termination of his employment; and (v) not to disclose any of our confidential information.

Under his employment agreement, cause is defined as: (i) failure by Mr. Peterson to perform the duties of his employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by him to perform his duties has not been cured to our satisfaction, in our sole discretion, within fifteen (15) days after notice of such failure has been given by us to him; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by him; or (iii) any action by him causing damage to or misappropriation of our assets; or (iv) his wrongful disclosure of our confidential information; or (v) his engagement in any competitive activity which would constitute a breach of his employment agreement and/or of his duty of loyalty; or (vi) his breach of any of our employment policies; or (vii) performance by him of his employment duties in a manner deemed by us, in our sole discretion, to be grossly negligent; or (viii) the commission of any act by him, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject us to public ridicule or embarrassment, or would likely be detrimental or damaging to our reputation, goodwill, or relationships with our customers, suppliers, vendors, licensees or employees.

Under his employment agreement, good reason is defined as a termination of employment by Mr. Peterson within sixty (60) days following the occurrence of (A) a material diminution in or adverse alteration to his title, base salary, position or duties, provided that the removal of particular business units or functions from his purview shall not constitute a material diminution in or adverse alteration to his “duties,” (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) our failure to comply with any material provision of his employment agreement provided that the events described in clauses (A), (B), and (C) shall not constitute good reason (1) until Mr. Peterson provides us written notice of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by him to us.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Mitchell A. Kosh. Under the New Kosh Employment Agreement, if we terminate his employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or Mr. Kosh voluntarily terminates his employment for good reason (as defined in his employment agreement and as described below), he will be entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period equal to the longer of the remaining term of his employment agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that he received for the fiscal year immediately preceding the fiscal year in which his employment terminates. In addition, Mr. Kosh will be entitled to continue his participation during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

If Mr. Kosh voluntarily terminates his employment without good reason, or if we terminate his employment for cause, he will be entitled to receive only his base salary through the date of termination. In the event of his termination due to his death or disability, Mr. Kosh or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. In the event his employment terminates due to his death or disability, or he terminates his employment due to early retirement, he will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested RPSUs held by him, which shall vest at the end of the applicable performance period, subject to our achievement of pre-established financial goals. For death or disability, unvested stock options continue to vest according to their original vesting schedule.

If we terminate Mr. Kosh’s employment without cause, or if he terminates his employment for good reason, within 12 months following our change of control (as defined in his employment agreement), he will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment (unless required otherwise by Section 409A of the Code), equal to twice the sum of his annual base salary and two times the bonus paid to him for the fiscal year immediately preceding the fiscal year in which his employment terminates, and any unvested stock options granted under the 2010 Stock Incentive Plan shall vest and unvested RPSUs granted under the 2010 Stock Incentive Plan shall vest at either actual or target levels of performance as determined in accordance with the 2010 Stock Incentive Plan. In addition, any unvested options and unvested RPSUs granted to Mr. Kosh under the 1997 Stock Incentive Plan will immediately fully vest, and all options held by him will remain exercisable for six months. In addition, Mr. Kosh would have been entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which he participated prior to termination.

Under his employment agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) in the event his employment is terminated by us due to disability, for cause or the termination by him of his employment without good reason, not to compete with us for the remainder of his scheduled employment term; (ii) not to solicit any of our employees for the remainder of his scheduled employment term; (iii) not to disparage us following the termination of his employment; and (iv) not to disclose any of our confidential information.

Under his employment agreement, cause is defined as: (i) failure by Mr. Kosh to perform the duties of his employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by him to perform his duties has not been cured to our satisfaction, in our sole discretion, within fifteen (15) days after notice of such failure has been given by us to Mr. Kosh; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by Mr. Kosh; or (iii) any action by him causing damage to or misappropriation of our assets; or (iv) his wrongful disclosure of our confidential information; or (v) his engagement in any competitive activity which would constitute a breach of his employment agreement and/or of his duty of loyalty; or (vi) his breach of any of our employment policies; or (vii) performance by him of his employment duties in a manner deemed by us, in our sole discretion, to be grossly negligent; or (viii) the commission of any act by him, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject us to public ridicule or embarrassment, or would likely be detrimental or damaging to our reputation, goodwill, or relationships with our customers, suppliers, vendors, licensees or employees.

Under his employment agreement, good reason is defined as a termination of employment by Mr. Kosh within sixty (60) days following the occurrence of: (A) a material diminution in or adverse alteration to his title, base salary, position or duties, including no longer reporting to the Chairman, or the Chief Executive Officer, or the President, or the Chief Operating Officer, (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) our failure to comply with any material provision of his employment agreement provided that the events described in clauses (A), (B), and (C) above shall not constitute good reason (1) until Mr. Kosh provides written notice to us of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given to us by Mr. Kosh.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Potential Payments Upon Termination or Change in Control Tables

The following tables reflect incremental payments and benefits that would be owed by the Company to each of our NEOs beyond what they had earned as of March 29, 2014 upon termination of their employment under certain circumstances or in the event of a change in control, assuming that:

•	the NEO’s employment terminated or, in the event of a change in control, such change of control occurred on March 29, 2014;

•	the NEO’s salary continues as it existed on March 29, 2014;

•	the NEO’s employment agreement and term as of March 29, 2014 applies;

•	RPSUs that are accelerated upon a change in control are deemed to do so at target;

•

Awards granted under the 1997 Stock Incentive Plan held by participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vest immediately upon a change in control in accordance with the terms of the 1997 Stock Incentive Plan;

•

the stock price for the Class A Common Stock is $158.24 per share (the NYSE closing price of Class A Common Stock on March 28, 2014, the last business day of Fiscal 2014 in which there were sales of shares); and

•	the bonus for the period March 31, 2013 through March 29, 2014 (as determined by the Compensation Committee, has been earned by our NEOs as set forth in the “Summary Compensation Table”).

The tables do not include non-qualified deferred compensation, if any, that would be paid to the NEOs, which is set forth in the “Non-Qualified Deferred Compensation” table. In addition, the tables do not include the value of vested but unexercised stock options as of March 29, 2014.

Chief Executive Officer—Ralph Lauren

	Cash Severance – Base Salary[1]	Cash Severance – Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$3,500,000	$30,275,229	[4]	$33,016,423	[5]	$990,283	$67,781,935

Death or Disability	$0	$0		$33,016,423		$0	$33,016,423

Retirement[6]	N/A	N/A		N/A		N/A	N/A

Change in Control with Termination	$3,500,000	$30,275,229	[7]	$33,016,423	[8]	$990,283	$67,781,935

(1)

In the event of a termination by the Company without cause or by Mr. Lauren for Good Reason and pursuant to his employment agreement, we would provide a lump sum cash payment equal to two times his base salary, payable within 30 days following the date of termination. In the event of a Change in Control with termination, no special change in control severance payment is payable to Mr. Lauren. If Mr. Lauren’s employment were to be terminated by us without cause or if he terminates his employment for good reason following a change in control, we would provide a lump sum cash payment equal to two times his base salary, payable within 30 days following the date of termination.

(2)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs and RPSUs (including associated dividend equivalent units on such award), the value was based on the NYSE closing price of Class A Common Stock on March 28, 2014, which was $158.24 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(3)	Represents the cost of providing health and welfare benefits, office facilities and support, and the use of a car and driver through the applicable severance period.

(4)	Represents two times the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the year of termination.

(5)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $13,132,107.

(6)	Pursuant to Mr. Lauren’s equity award agreements.

(7)

In the event of a Change in Control with termination, no special change in control severance payment is payable to Mr. Lauren. If Mr. Lauren’s employment were to be terminated by us without cause or if he terminates his employment for good reason following a change in control, Mr. Lauren would be entitled to the same amounts reflected above for “By the Company without Cause/By the Executive for Good Reason.”

(8)

Absent a termination, the amount would be $12,126,658 (including associated dividend equivalent units), representing unvested RPSUs granted to Mr. Lauren in Fiscal 2012, under the terms of the Cliff RPSU Award Agreement attached to and incorporated by reference by Amendment 1 to Mr. Lauren’s amended and restated employment agreement dated as of March 30, 2008, and amended as of June 29, 2009 and November 9, 2010.

Executive Vice Chairman—Roger N. Farah

	Cash Severance – Base Salary		Cash Severance – Bonus		Vesting of Equity Awards		Continuation of Other Benefits & Perquisites	Total

For Any Reason	$0	[1]	$0	[1]	$11,432,471	[2]	$0	$11,432,471

(1)	In the event of a termination of employment, regardless of the reason, Mr. Farah would not receive a cash severance payment.

(2)

Represents the value associated with the continuation of the vesting of equity awards granted prior to New Farah Agreement. In the case of RSUs and RPSUs the value was based on the NYSE closing price of Class A Common Stock on March 28, 2014, which was $158.24 and, in the case of options, was based on the difference between such closing price and the exercise price of the option. If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $7,419,696.

President and Chief Operating Officer—Jackwyn L. Nemerov

	Cash Severance – Base Salary[1]	Cash Severance – Bonus[2]	Vesting of Equity Awards[3]		Continuation of Other Benefits & Perquisites[4]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0	$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$2,000,000	$3,000,000	$23,388,394	[5]	$29,771	$28,418,165

By the Executive for Good Reason as a result of reporting to a CEO other than Ralph Lauren	$1,000,000	$3,000,000	$9,505,001	[5]	$14,886	$13,519,887

Death or Disability	$0	$0	$23,388,394	[5]	$0	$23,388,394

Retirement	$0	$0	$16,503,641	[6]	$0	$16,503,641

Change in Control with Termination	$2,000,000	$5,187,600	$23,388,394	[5]	$29,771	$30,605,765

By the Company’s or Executive’s Election Not to Extend the Employment Agreement Term[7]	N/A	N/A	N/A		N/A	N/A

(1)

In the event of a termination by the Company without cause or by Ms. Nemerov for Good Reason and pursuant to the New Nemerov Employment Agreement, we would continue to pay Ms. Nemerov her base salary for the longer of (a) the balance of her employment agreement up to a maximum of two years or (b) one year. As of the end of Fiscal 2014, the balance of the term of Ms. Nemerov’s employment agreement was three years so the two year maximum was applied. In the event of a Change in Control with termination, we would pay Ms. Nemerov a lump sum equal to two times her base salary. In the event Ms. Nemerov resigns for Good Reason as a result of being required to report to a Chief Executive Officer other than Ralph Lauren, we would continue to pay Ms. Nemerov’s salary for one year.

(2)

In the event of a termination by the Company without Cause/by the Executive for Good Reason, including as a result of reporting to a CEO other than Ralph Lauren, we would provide a payment equal to 300% of base salary on the last day of the applicable severance period. In the event of Change in Control, we would provide a payment of two times the bonus paid to Ms. Nemerov for the most recently completed fiscal year prior to the fiscal year in which her employment is terminated.

(3)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs and RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 28, 2014, which was $158.24 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(4)	Represents the cost of providing health and welfare benefits.

(5)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards for the one year period following termination of employment. In the case of RSUs and RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 28, 2014, which was $158.24 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(6)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $5,642,285.

(7)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $2,453,867.

(8)	Termination for non-extension would apply only in Fiscal 2017.

Executive Vice President, Chief Financial Officer and Chief Administrative Officer—Christopher H. Peterson

	Cash Severance – Base Salary[1]	Cash Severance – Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$900,000	$1,800,000	[4]	$1,087,549		$11,431	$3,798,980

Death or Disability	$0	$0		$1,466,060	[5]	$0	$1,466,060

Retirement[6]	N/A	N/A		N/A		N/A	N/A

Change in Control with Termination	$1,800,000	$2,208,968	[7]	$2,223,713		$11,431	$6,244,112

(1)

In the event of a termination by the Company without cause or by Mr. Peterson for Good Reason and pursuant to his employment agreement, we would continue to pay Mr. Peterson’s base salary for one year. In the event of a Change in Control with termination, we would provide a lump sum payment equal to two times his base salary.

(2)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs and RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 28, 2014, which was $158.24 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(3)	Represents the cost of providing health and welfare benefits through the applicable severance period.

(4)	The amount represents two times base salary.

(5)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $260,226.

(6)	For equity awards, retirement is calculated commencing at age 55 with seven years of service. Mr. Peterson is not currently eligible for retirement.

(7)	Represents two times the bonus paid for the fiscal year prior to the fiscal year of termination.

Executive Vice President, Human Resources—Mitchell A. Kosh

	Cash Severance – Base Salary[1]	Cash Severance – Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$2,550,000	$712,800	[4]	$1,587,464	[5]	$8,528	$4,858,792
Death or Disability	$0	$0		$1,587,464	[5]	$0	$1,587,464

Retirement	$0	$0		$1,587,464	[5]	$0	$1,587,464

Change in Control with Termination	$1,700,000	$1,425,600	[6]	$3,042,727	[7]	$8,528	$6,176,855

(1)

In the event of a termination by the Company without cause or by Mr. Kosh for Good Reason and pursuant to his employment agreement, we would continue to pay Mr. Kosh his base salary for the longer of (a) the balance of his employment agreement or (b) one year. As of the end of Fiscal 2014, the balance of the term of Mr. Kosh’s employment agreement was 3 years. In the event of a Change in Control with termination, we would provide for a lump sum payment equal to two times his base salary.

(2)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 28, 2014, which was $158.24 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(3)	Represents the cost of providing health and welfare benefits during applicable severance period.

(4)	Represents the bonus paid for the fiscal year prior to the fiscal year of termination.

(5)	If Maximum Performance for applicable Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $311,139.

(6)	Represents two times the bonus paid for the fiscal year prior to the fiscal year of termination.

(7)	If Maximum Performance for all outstanding Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $616,839.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Written Related Party Transactions Policy

We have adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interests of us and our stockholders. The Nominating & Governance Committee must review and approve or ratify any deemed related party transaction proposed to be entered into by our executive officers or directors.

Under our related party transactions policy, any relationship, arrangement or transactions between us and (i) a director, (ii) an executive officer, (iii) a person known by us to be a beneficial owner of more than 5% of our common stock, or (iv) a person known by us to be an immediate family member of any of the foregoing (each of the foregoing clauses (i)-(iv) a “Related Party”), is deemed to be a related party transaction. Under our related party transactions policy, the following transactions are not deemed to be a related party transaction:

•	Any transaction that involves the providing of compensation to a director or executive officer for his or her services in that capacity.

•	Any transaction in which the aggregate amount involved is expected to be less than $120,000.

•

Any transaction between us and any entity in which a Related Party has a relationship solely as an employee (other than an executive officer), director or beneficial owner of less than 10% of such entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other entity’s total annual revenues.

•

Any transaction where the Related Party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro-rata basis (e.g., dividends).

•	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Registration Rights Agreements

We and certain of the Lauren Family Members (as defined below) are parties to a Registration Rights Agreement entered into on June 9, 1997 (the “Registration Rights Agreement”) pursuant to which the Lauren Family Members have certain demand registration rights in respect of shares of Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by them). The Lauren Family Members may make a demand to register their shares once every nine months. The Lauren Family Members also have an unlimited number of piggyback registration rights in respect of their shares. The piggyback registration rights allow the holders to include all or a portion of the shares of Class A Common Stock issuable upon conversion of their shares of Class B Common Stock under any registration statement filed by us, subject to certain limitations.

We are required to pay all expenses (other than underwriting discounts and commissions of the Lauren Family Members and taxes payable by the Lauren Family Members) in connection with any demand registration, as well as any registration pursuant to the exercise of piggyback rights. We must also indemnify the Lauren Family Members and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

As used in this Proxy Statement, the term “Lauren Family Members” includes only the following persons: (i) Ralph Lauren and his estate, guardian, conservator or committee; (ii) the spouse of Ralph Lauren and her estate, guardian, conservator or committee; (iii) each descendant of Ralph Lauren (a “Lauren Descendant”) and their respective estates, guardians, conservators or committees; (iv) each Family Controlled Entity (as defined below); and (v) the trustees, in their respective capacities as such, of each Lauren Family Trust (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Ralph Lauren, Mr. Lauren’s spouse and/or Lauren Descendants; (ii) any other corporation if at least a majority of the value of its outstanding equity is owned by Lauren Family Members; (iii) any partnership if at least a majority of the economic interest of its partnership interests are owned by Lauren Family Members; and (iv) any limited liability or similar company if at least a majority of the economic interest in the company is owned by Lauren Family Members. The term “Lauren Family Trust” includes trusts, the primary beneficiaries of which are Mr. Lauren, Mr. Lauren’s spouse, Lauren Descendants, Mr. Lauren’s siblings, spouses of Lauren Descendants and their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Mr. Lauren, the spouse of Mr. Lauren and/or Lauren Family Members.

Other Agreements, Transactions and Relationships

In connection with the reorganization that preceded our initial public offering in June 1997, we and our stockholders entered into a stockholders’ agreement (the “Stockholders’ Agreement”) which sets forth certain voting and other agreements for the period prior to completion of the initial public offering. All of the provisions of the Stockholders’ Agreement terminated upon completion of the initial public offering, except for certain provisions relating to certain tax matters with respect to our predecessor entities, certain restrictions on transfers of shares of Common Stock and indemnification and exculpation provisions.

We have entered into indemnification agreements with each of our directors and certain executives. The indemnification agreements require, among other things, that we indemnify our directors and some executives against certain liabilities and associated expenses arising from their service as our directors and executives and reimburse certain related legal and other expenses. In the event of our change of control (as defined therein), we will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification.

Under our Code of Business Conduct and Ethics, all of our employees and officers are required to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to their manager and our legal department. In addition, employees who intend to seek additional employment of any kind while remaining our employee are required to notify their managers of their interest and obtain approval from them before accepting such other employment. Our directors are required to disclose any actual or potential conflicts of interest to the Chairman of the Board and our General Counsel. All directors are required to recuse themselves from any Board discussion or decision affecting their personal, business or professional interests.

From time to time, both Mr. R. Lauren (who is required, under his employment agreement, to use a private aircraft for security purposes for any travel) and other employees use Mr. Lauren’s personal aircraft for business purposes. We reimburse Mr. Lauren for such use at market rates for the private aircraft. We reimbursed Mr. Lauren approximately $123,370 for the use of his aircraft by our employees in Fiscal 2014.

In connection with our adoption of the “RRL” trademarks, pursuant to an agreement with us, Mr. R. Lauren retained the royalty-free right to use as trademarks “Ralph Lauren,” “Double RL” and “RRL” in perpetuity in connection with, among other things, beef and living animals. The trademarks “Double RL” and “RRL” are currently used by the Double RL Company, an entity wholly owned by Mr. Lauren. In addition, Mr. Lauren has reserved the right to engage in personal projects involving non-Company related film or theatrical productions through RRL Productions, Inc., a company wholly-owned by Mr. Lauren.

In Fiscal 2014, the total aggregate amount for transactions relating to the sale of beef from Mr. R. Lauren’s Double RL Company to the Company was approximately $137,749.

Jerome Lauren, our Executive Vice President, Creative Director—Men’s Design, is the brother of Ralph Lauren, our Chairman and Chief Executive Officer, and David Lauren, our Executive Vice President of Global Advertising, Marketing and Corporate Communications, is Ralph Lauren’s son. In Fiscal 2014, Jerome Lauren received an aggregate of $2,167,307 in base salary, bonus and other compensation payments. In Fiscal 2014, David Lauren received an aggregate of $1,164,125 in salary, bonus and other compensation payments. In addition, during Fiscal 2014, each of Jerome Lauren and David Lauren received stock-based awards each with a total aggregate grant date fair value of $386,870 and $507,751, respectively, calculated in accordance with ASC 718.

(PROPOSAL 2)

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young as our independent registered public accounting firm to audit our financial statements and our subsidiaries for the fiscal year ending March 28, 2015. A resolution will be presented at the meeting to ratify their appointment.

All services provided by Ernst & Young, our independent registered public accounting firm for the fiscal year ended March 29, 2014, have been reviewed with the Audit Committee to confirm that the performance of such services was consistent with the regulatory requirements for auditor independence.

Independent Auditor Fees

The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to us by our independent registered public accounting firm. Under the policy, the Audit Committee has generally pre-approved the provision by our independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence. The provision of all other services, and all generally pre-approved services in excess of the applicable fee limits, by the independent registered public accounting firm must be specifically pre-approved by the Audit Committee on a case-by-case basis. Our Executive Vice President, CAO and CFO is required to determine if any request or application for services proposed to be performed by the independent registered public accounting firm has the general pre-approval of the Audit Committee, and the Audit Committee must be updated at each regularly scheduled meeting of the generally pre-approved services performed by the independent registered public accounting firm since the Committee’s last regularly scheduled meeting. Requests or applications to provide services that require the specific pre-approval of the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Executive Vice President, CAO and CFO, and both must advise the Audit Committee as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members, and has currently delegated such authority to the Audit Committee’s Chair. All pre-approved decisions made by the delegated member or members must be reported to the full Audit Committee at its next scheduled meeting.

For Fiscal 2014, the Audit Committee established fee limits on generally pre-approved services outside the scope of the pre-approved annual audit engagement of $2,978,263 for tax services, $600,000 for accounting and auditing consultation services, and $385,000 for all other generally pre-approved non-audit services.

Aggregate fees, including expenses, for professional services rendered for us by Ernst & Young for Fiscal 2014 and Fiscal 2013 were:

	Fiscal 2014	Fiscal 2013
Audit fees	$4,278,000	$3,337,350
Audit-related fees	$654,250	$338,400
Tax fees	$2,453,144	$2,390,409	*
All other fees	—	—
Total	$7,385,394	$6,066,159

*Includes $955,619 in fees attributable to services rendered in Fiscal 2013 and paid in Fiscal 2014.

Audit Fees. Audit fees are fees billed for professional services for the audit of our annual financial statements and internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in our Form 10-Q filings and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees. Audit related fees are fees billed for assurance and related services that are related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, contractually agreed upon audits, accounting consultations and due diligence services.

Tax Fees. Tax fees are fees billed for tax consulting and compliance services and tax acquisition and tax due diligence services, including tax consulting provided in connection with the operational consolidation of our European and Japanese businesses.

All Other Fees. All other fees are fees billed for any services that did not constitute audit fees, audit-related fees or tax fees. No such services were provided to us in Fiscal 2014 or Fiscal 2013.

Representatives from Ernst & Young will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of the total votes cast at the Annual Meeting of Stockholders and entitled to vote is needed to ratify Ernst & Young’s appointment. If the stockholders do not ratify the appointment of Ernst & Young, the selection of the independent auditor will be reconsidered by the Audit Committee of the Board.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 28, 2015. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

(PROPOSAL 3)

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, a resolution will be presented at the Annual Meeting of Stockholders to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our NEOs and our compensation philosophy, policies and practices as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a Say on Pay proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you may vote on the following resolution at the 2014 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders approve, on an advisory basis, our NEOs’ compensation and our compensation philosophy, policies and practices as described in the Compensation Discussion and Analysis and the tabular disclosure regarding each NEO’s compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. Although this vote is advisory, and therefore nonbinding, the Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions, to the extent that they can determine the cause or causes of any significant negative voting results.

As described in detail under Compensation Discussion and Analysis, our compensation programs are designed to motivate our executives to achieve excellent results for us. We believe that our compensation program, with our balance of base salary, performance-based cash bonuses and performance conditions for awards of restricted stock units, encourages and rewards sustained performance that is aligned with long-term stockholder interests.

The affirmative vote of the holders of a majority of the votes represented at the 2014 Annual Meeting of Stockholders in person or by proxy is required to approve, on an advisory basis, the compensation of our NEOs and our compensation philosophy, policies and practices as described herein.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF OUR NEOS AND OUR COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED HEREIN. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

(PROPOSAL 4)

SHAREHOLDER PROPOSAL

REGARDING HUMAN RIGHTS REPORT

The following stockholder proposal was submitted by the AFL-CIO Reserve Fund, who is the beneficial owner of 44 shares of our common stock. The AFL-CIO Reserve Fund is located at 815 16th Street, NW, Washington, DC 20006.

Shareholder Proposal

RESOLVED, that stockholders of Ralph Lauren Corporation (“Ralph Lauren”) urge the Board of Directors to report to stockholders, at reasonable cost and omitting proprietary information, on Ralph Lauren’s process for identifying and analyzing potential and actual human rights risks of Ralph Lauren’s products, operations and supply chain (referred to herein as a “human rights risk assessment”) addressing the following:

•	Human rights principles used to frame the assessment

•	Frequency of assessment

•	Methodology used to track and measure performance

•	Nature and extent of consultation with relevant stakeholders in connection with the assessment

•	How the results of the assessment are incorporated into company policies and decision making

The report should be made available on Ralph Lauren’s website no later than the 2015 annual meeting of stockholders.

Supporting Statement

As long-term stockholders, we favor policies and practices that protect and enhance the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, and production disruptions, can adversely affect shareholder value. To manage such risks effectively, we believe companies must assess the risks posed by human rights practices in their operations and supply chain, as well as by the use of their products.

The importance of such an assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the “Ruggie Principles”) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence,” including “assessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.” The Ruggie Principles are available at http://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf.

Ralph Lauren’s vast size and far-flung operations include, according to Ralph Lauren’s SEC Form 10-K for the fiscal year ended March 30, 2013, “over 700 different manufacturers worldwide” and that “over 98% of our products (by dollar value) were produced outside the U.S.” This extensive supply chain network can expose Ralph Lauren to human rights risks through the products that it produces.

A human rights assessment of Ralph Lauren’s operations and supply chain could reveal serious existing risks to shareholder value, risks that could be ameliorated before they materialize. For these reasons, we urge shareholders to vote for this proposal.

The Board’s Statement in Opposition

The Board has carefully considered this stockholder proposal and unanimously recommends that you vote AGAINST this proposal for the following reasons:

•	The Company upholds and respects the rights consistent with the standards and declarations set forth in the stockholder proposal and already provides disclosure regarding human rights and other corporate social responsibility matters, including disclosure of its policies and practices that assess human rights risks in its operations and supply chain.

•	The Company believes that the costs and resources required to create an additional, separate report on human rights risks would be a diversion of corporate resources with no corresponding significant benefit to stockholders.

We are committed to a workplace in which all individuals are treated with dignity and respect without regard to race, color, religion, sex, gender, gender identity, sexual orientation, marital status, age, ethnic or national origin, disability, veteran status and any other characteristic prohibited by applicable law. These values are a basis of how we conduct business and we believe that creating an atmosphere where our employees understand and embrace these values is essential to our continued success. Our values are embodied in our Code of Business Conduct & Ethics (the “Code of Ethics”). Among other things, the Code of Ethics addresses our commitment to human rights, stating, in part “Each individual should have the ability to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, we expect that all relationships among persons in the workplace will be professional and free of bias, harassment or violence.” The Code of Ethics also provides a variety of resources for employees to report concerns or suspected violations. The Code of Ethics is posted on our website at http://investor.ralphlauren.com/phoenix.zhtml?c=65933&p=irol-govhighlights.

In May 2014, we published on our investor relations website a Citizenship Report (the “Citizenship Report”) which provides, among other things, disclosure of our policies and practices that assess human rights risks in our operations and supply chain. As stated in our Citizenship Report, we believe it is our responsibility to source suppliers globally that exhibit best-in-class standards for quality and compliance in the operations of their business. Our Citizenship Report sets forth our policies and practices with respect to human rights and responsible sourcing, including the following:

•	Code of Ethical Conduct for Vendors and Third Party Service Providers: In choosing our vendors, we employ a “Vendor Approval Process” that applies to all potential vendors, suppliers, factories and subcontractors intended to be involved in the manufacture of our products and their components. All potential business partners are required to go through a rigorous selection process which rates workplace conditions and human rights practices. We require all of our business partners to provide certain assurances set forth in our “Vendor Compliance Packet” and to sign our “Code of Ethical Conduct for Vendors and Third Party Service Providers,” which mandates compliance with our policies with respect to human rights, anti-bribery and corruption, and other items, in order to protect the integrity of our products and our business practices for responsible sourcing.

•	Operating Guidelines: Our Operating Guidelines (the “Guidelines”) require all of our vendors, factories, subcontractors and licensees to comply with all laws pertaining to health and safety, wages and benefits, working hours and overtime, freedom of association, child labor, legal and ethical standards, environmental regulations as well as forced labor, prison labor, harassment and discrimination, unauthorized subcontracting, international customs, product safety regulations, conflicts of interest and anti-bribery laws. As noted in our Citizenship Report, our Guidelines are translated into 36 languages and are distributed to every business partner for posting at their facility as a reminder of our mutual commitments to human rights. We expect all of our business partners to respect and adhere to the Guidelines, along with full compliance with the laws of the country that they operate in. We monitor compliance with the Guidelines through third party social audits and continuously evaluate and rate each supplier. A copy of our Guidelines is published in our Citizenship Report.

We address and implement our human rights policies and practices through a number of existing programs. Our Supplier Transparency Initiative Program reinforces the need for transparent record keeping and provides tools for a supplier to achieve this standard. We also participate in the Better Work program, a partnership program between the International Labour Organization and the International Finance Corporation that aims to improve both compliance with labor standards and competitiveness in global supply chains.

In light of our commitment to human rights, as set forth in our published Citizenship Report and our Code of Ethics, we believe that the additional human rights risk assessment report requested by this stockholder proposal is unnecessary and a potential diversion of corporate resources with no corresponding significant benefit to stockholders.

The affirmative vote of the holders of a majority of the votes represented at the 2014 Annual Meeting of Stockholders in person or by proxy is required to approve this stockholder proposal regarding a human rights risk assessment report.

OUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING A HUMAN RIGHTS RISK ASSESSMENT REPORT. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

ADDITIONAL MATTERS

Proxy Procedure and Expenses of Solicitation

We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by our directors, officers and employees without additional compensation. In addition, we have engaged the firm of Okapi Partners to assist in the solicitation of proxies for the meeting and will pay Okapi Partners a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses. The address of Okapi Partners is 437 Madison Avenue, 28th Floor, New York, New York 10022. If you need assistance in completing your proxy card or voting by telephone or on the Internet, or have questions regarding the Annual Meeting of Stockholders, please contact Okapi Partners at (212) 297-0720 or by email at info@okapipartners.com.

Stockholder Proposals for the 2015 Annual Meeting of Stockholders

Stockholders intending to present a proposal at the 2015 Annual Meeting of Stockholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Ralph Lauren Corporation, Attention: Corporate Secretary/Legal Department, 625 Madison Avenue, New York 10022. We must receive such proposals no later than February 20, 2015. It is suggested that proposals be submitted by certified mail, return receipt requested.

Stockholders intending to present a proposal at the 2015 Annual Meeting of Stockholders without inclusion of the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our By-laws. The By-laws require, among other things, that we receive written notice from the stockholder of the intent to present such proposal or nomination no more than 90 days and no less than 60 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, by the tenth day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

A stockholder’s notice to us must include a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the meeting.

Nothing in this section shall be interpreted or construed to require the inclusion of information about any stockholder proposal in our Proxy Statement.

Delivery of Stockholders Materials and Householding

You can help us to save further printing and mailing expenses by consenting to receive notices and other materials electronically. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and Internet access charges, for which you will be solely responsible.

The SEC allows us to deliver a single copy of proxy materials to an address shared by two or more stockholders, unless the stockholders instruct us to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, upon written request to our Investor Relations Department, 625 Madison Avenue, New York, New York 10022.

Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Proxy Statement related materials in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

Other Business

As of the date of this Proxy Statement, the Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting. If any stockholder proposal or other matter were to properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve or voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, all proxies received will be voted in accordance with the discretion of the proxy holders, unless a stockholder specifies otherwise in his or her proxy.

The form of proxy and the Proxy Statement have been approved by the Board and are being delivered to stockholders by its authority.

Ralph Lauren

Chairman & Chief Executive Officer

New York, New York

June 26, 2014

APPENDIX A

RALPH LAUREN CORPORATION

DEFINITION OF “INDEPENDENT” DIRECTORS

The Board has established these guidelines to assist it in determining whether or not directors have a material relationship with us for purposes of determining independence under the NYSE Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions provided by, the NYSE in its Commentary to its Corporate Governance Rules where applicable).

1.	Employment and Commercial Relationships Affecting Independence.

A director will not be independent if: (i) the director is, or has been within the last three years, our employee or any member of the Lauren Group; (ii) an immediate family member of the director is, or has been within the last three years, our executive officer; (iii) (A) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our listed audit within that time; (iv) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any member of the Lauren Group, other than (x) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (y) compensation received by an immediate family member for service as our employee (other than as an executive officer); (v) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or (vi) the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be independent if his or her spouse, parent, sibling or child is employed by us.

2.	Relationships Not Deemed to Impair Independence.

Subject to Section (1) above, the following relationships are not deemed to be material relationships that would impair a director’s independence.

Non-management Directors. The director is a non-management director of another company that does business with us.

Commercial Relationships. The director is an employee or executive officer, or an immediate family member of the director is an executive officer, of another company that does business with us; provided in either case that

A-1

(i)        such business was entered into in the ordinary course of our business and on substantially the same terms as those prevailing at the time for comparable business with unaffiliated third parties; and

(ii)        termination of the relationship in the normal course of business would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the other company.

Tax-Exempt Organization Relationships. The director (or an immediate family member of the director) serves as a director, officer or trustee of a tax-exempt organization, and our discretionary charitable contributions to the organization and the charitable contributions of the Lauren Group to the organization do not, in the aggregate, exceed the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year. (Any automatic matching by us of employee charitable contributions are not included in our contributions for this purpose.)

3.	Disclosure.

For relationships that are either not covered by, or do not satisfy, these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying all the independence guidelines set forth above. We will explain in our next proxy statement thereafter the basis for any Board determination that any such relationship was immaterial.

4.	Definitions.

For purposes of these guidelines, the (i) term “immediate family member” shall have the meaning ascribed to it by the NYSE Corporate Governance Rules (including the Commentary thereto), (ii) the term “the Company” includes any entity in our consolidated group, (iii) the “Lauren Group” consists of Ralph Lauren, any member of his immediate family or any entity controlled by Ralph Lauren or members of his immediate family, and (iv) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

A-2

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)						PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE			☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

Item 1.	Election of four (4) Class A Director Nominees as Class A Directors:	☐	☐	☐

Nominees:
01 Frank A. Bennack, Jr.
02 Joel L. Fleishman
03 Hubert Joly
04 Steven P. Murphy

							FOR	AGAINST	ABSTAIN

					Item 2.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2015.	☐	☐	☐

							FOR	AGAINST	ABSTAIN

					Item 3.	Approval, on an advisory basis, of the compensation of our named executive officers and our compensation philosophy, policies and practices as described in the accompanying Proxy Statement.	☐	☐	☐

							FOR	AGAINST	ABSTAIN

					Item 4.	Consideration of a shareholder proposal regarding a human rights risk assessment report.	☐	☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THE NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)									☐

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐
Mark Here to receive materials electronically in the future.	☐

Date                      Share Owner sign here/Title                      Co-Owner sign here/Title

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

FOLD AND DETACH HERE

RALPH LAUREN CORPORATION

CLASS A COMMON STOCK

PROXY

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby constitutes and appoints Jackwyn L. Nemerov, Christopher H. Peterson and Avery S. Fischer, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Ralph Lauren Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on August 7, 2014 at the St. Regis Hotel, 20th Floor, 2 East 55th Street, New York, New York, at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and, in such proxies’ discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “FOR” THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND OUR COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING A HUMAN RIGHTS RISK ASSESSMENT REPORT.

This proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE